Exhibit 10.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

Macquarie CountryWide-Regency II, LLC,

a Delaware limited liability company

among

Macquarie-Regency Management, LLC,

a Delaware limited liability company

Macquarie CountryWide (US) No. 2 LLC,

a Delaware limited liability company

and

Regency Centers, L.P.,

a Delaware limited partnership

DATED: June 1, 2005

		Page

ARTICLE I

	DEFINED TERMS

Section 1.1	General Definitions	2

Section 1.2	Other Definitions	13

ARTICLE II

	FORMATION, NAME, PLACE OF BUSINESS, PURPOSE, AND TERM

Section 2.1	Formation	13

Section 2.2	Name and Offices	13

Section 2.3	Other Acts/Filings	13

Section 2.4	Purpose and Scope	13

Section 2.5	Term	13

Section 2.6	Representations and Warranties of the Members	14

ARTICLE III

	PERCENTAGE INTERESTS AND CAPITAL

Section 3.1	Capital Contributions	15

Section 3.2	Additional Capital Contributions	16

Section 3.3	Capital of the Company; Capital Accounts	17

ARTICLE IV

	TAX ALLOCATIONS

Section 4.1	Allocation of Profit and Loss	18

Section 4.2	Special Allocations	19

Section 4.3	Curative Allocations	20

Section 4.4	Other Allocation Rules	21

Section 4.5	Tax Allocations: Code Section 704(c)	21

Section 4.6	Allocations to Transferred Membership Interests	22

Section 4.7	Tax Elections	22

Section 4.8	Designation of Tax Matters Member	22

ARTICLE V

	DISTRIBUTIONS

Section 5.1	Distributions	24

Section 5.2	Limitations on Distributions	25

CONTINUED

CONTINUED

(continued)

SCHEDULE 1	Base Distribution

SCHEDULE 2	Performance Distribution

EXHIBIT A	Capital Accounts; Percentage Interests

EXHIBIT B	Projects

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF MACQUARIE COUNTRYWIDE-REGENCY II, LLC,

A Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is dated as of June 1, 2005 (“Agreement”), by and among MACQUARIE COUNTRYWIDE (US) NO. 2 LLC, a Delaware limited liability company, as a Member (“MCW LLC”), REGENCY CENTERS, L.P., a Delaware limited partnership (“Regency”), as a Member, and MACQUARIE-REGENCY MANAGEMENT, LLC, a Delaware limited liability company, as a Member (“U.S. Manager” and together with Regency and MCW LLC, the “Members” and each individually, a “Member”), MACQUARIE COUNTRYWIDE (US) NO. 2 CORPORATION, a Maryland corporation (“U.S. REIT”), and MACQUARIE COUNTRYWIDE MANAGEMENT LIMITED (ACN 069 709 468), an Australian corporation (“MCML”), as the responsible entity of Macquarie CountryWide Trust (ARSN 093 143 965), an Australian listed property trust (“MCW”).

W I T N E S S E T H

WHEREAS, U.S. REIT and Regency have entered into that certain Limited Liability Company Agreement, dated February 14, 2005, of the Company (the “Original Agreement”);

WHEREAS, in accordance with Section 3.1 of the Original Agreement, U.S. REIT made a capital contribution to the Company in the amount of $712,400,000 (the “Deposit”);

WHEREAS, U.S. REIT is the sole member of MCW LLC and prior to the execution of this Agreement, U.S. REIT has contributed its sixty-five (65%) limited liability company interest in the Company to MCW LLC and has withdrawn as a member of the Company;

WHEREAS, pursuant to this Agreement, U.S. Manager and MCW LLC will become Members of the Company;

WHEREAS, MCW LLC, Regency and U.S. Manager shall make cash contributions to the Company, each in accordance with Section 3.1 of this Agreement, to enable the Company to pay the purchase price (less the Deposit and subject to price adjustments) to acquire the First Washington Portfolio (defined below); and

WHEREAS, the parties hereto desire to amend, restate and supersede the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises hereof, and the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 General Definitions. The following terms used in this Agreement, unless the context otherwise requires, shall have the meanings specified in this Section 1.1:

“Accountant” means PricewaterhouseCoopers LLP or such other firm of independent certified public accountants as the Members subsequently select for the purpose of preparing the tax returns and financial reports for the Company.

“Act” means the Delaware Limited Liability Company Act, codified in Delaware Code Annotated, Title 6 Chapter 18, Sections 18-101, et seq., as the same may be amended from time to time.

“Additional Capital Contributions” means contributions to the capital of the Company that may be made from time to time by the Members in accordance with Section 3.2 hereof.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year:

“Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person in which the specified Person or any Person described in clause (i) owns at least 20% of the outstanding stock or other equity interests, and (iii) any Person in which the specified Person or any Person described in clause (i) is a general partner or manager. “Affiliate” of the Company or the Members does not include a Person who is a partner in a partnership or a joint venture with the Company or any other Affiliate if such Person is not otherwise an Affiliate of the Company or the Members.

“Affiliated Joint Venture” means, with respect to a Member, any Person in which such Member or its Affiliates directly or indirectly own an equity ownership interest, but such ownership interest in such Person is less than all of such equity ownership interests in such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement as amended in writing from time to time.

“Anchor Lease” means a lease for contiguous space of not less than 15,000 square feet of gross leasable area.

“Appraised FMV” has the meaning set forth in Section 9.2(b) hereof.

“ASX” means the Australian Stock Exchange Limited.

“Base Amount” means, for any Fiscal Quarter, an amount as calculated in accordance with Schedule 1 attached hereto.

“Budget” means a statement setting forth the estimated receipts and expenditures (capital, operating and other) of the Company and of each Project for the period covered by such statement, together with leasing and operating plans. The Budget shall include information about the amounts and types of insurance coverage and the amount of deductibles and premiums. The Budget shall be prepared individually for each Project and for the Company’s portfolio of Projects on a consolidated basis and shall consist of operating Budgets for each Project and a Company Budget (not broken down by Project) that includes capital expenditures, tenant improvements, leasing commissions, insurance (to the extent not attributable to a Project) and fees to U.S. Manager and its members or its members’ Affiliates (to the extent not budgeted by Project).

“Business Day” means any day other than Saturday, Sunday and any other day on which banks are allowed or required by law to close in Sydney, Australia or Jacksonville, Florida.

“Buying Member” has the meaning set forth in Section 7.6(a) hereof.

“Call” has the meaning set forth in Section 3.2(b) hereof.

“Capital Account” means, with respect to a Member, the account maintained for such Member pursuant to Section 3.3, increased or decreased as provided in Section 3.3(b).

“Capital Contributions” means, with respect to a Member, the total amount of money and the value agreed by the Members at the time of contribution of any property (other than money) contributed to the Company by such Member pursuant to the terms of this Agreement, which amounts shall be set forth in a schedule to be agreed on by the Members from time to time as Capital Contributions are made by the Members.

“Capital Expenditures” means costs for repairs or improvements to a Project that are undertaken by the Company and that should be capitalized under generally accepted accounting principles in the United States.

“Capital Transaction” means the Sale of all or a part of a Project or casualty damage to or condemnation of all or a part of a Project.

“Certificate” means the Company’s Certificate of Formation filed in the Office of the Secretary of State of the State of Delaware pursuant to the Act.

“Change of Control” of a Member means:

(a) With respect to Regency, (i) a majority of the board of directors of Regency’s general partner consists of individuals who are not Continuing Directors, or (ii) Regency Centers Corporation ceases to be the general partner of Regency, except as a result of an Affiliate Merger described in paragraph (c) below;

(b) With respect to MCW LLC, (i) Macquarie CountryWide Trust ceases to own, directly or indirectly, a majority of the limited liability company interests of MCW LLC, except as a result of an Affiliate Merger described in paragraph (c) below, (ii) Macquarie Bank Limited or one of its Affiliates ceases to manage, directly or indirectly, Macquarie CountryWide Trust, except as a result of an Affiliate Merger described in paragraph (c) below, or (iii) a majority of the board of directors of Macquarie CountryWide Management Limited consists of individuals who are not Continuing Directors; and

(c) Any merger, consolidation, share exchange or similar transaction in which Regency’s general partner, in the case of Regency, or Macquarie CountryWide Trust or Macquarie CountryWide Management Limited, in the case of MCW LLC, as the case may be, is not the surviving entity unless the holders of common equity of such entity own directly or indirectly, in substantially the same proportions as their ownership of such common equity immediately prior to such merger, consolidation or share exchange, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such merger, consolidation, share exchange or similar transaction (an “Affiliate Merger”).

“Claims” have the meaning set forth in Section 6.16(c) hereof.

“Class C Shares” have the meaning set forth in Section 10.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of any succeeding law).

“Company” means Macquarie CountryWide-Regency II, LLC, a Delaware limited liability company.

“Company Expenses” means allowable costs and expenses paid or incurred by the Company in the conduct of the business of the Company and its subsidiaries that are not directly attributable to a particular Project or Projects, including without implied limitation, (i) expenses incidental to the transfer, servicing and accounting for the Company’s cash, including charges of depositories and custodians; (ii) expenses incurred in connection with any tax audit, investigation or settlement of the Company; (iii) expenses of liquidating the Company; (iv) taxes, fees and other governmental charges payable by the Company; (v) routine administrative expenses of the

Company; (vi) the cost of legal, accounting and other professional expenses of the Company; and (vii) insurance and the principal and interest under any debt of the Company if such insurance, principal and interest do not constitute an Operating Expense. Expenses attributable to a specific Project shall be allocated to such Project as “Operating Expenses.”

“Company Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such Nonrecourse Liability in full satisfaction thereof and by then aggregating the amount so computed, as provided in Treasury Regulations Section 1.704-2(d).

“Consent” means a prior written consent of a Person, which may be withheld for any reason in the sole discretion of such Person unless expressly provided to the contrary in this Agreement.

“Continuing Director” of a Person means an individual (x) who was a director or trustee of the Person on June 1, 2005 or (y) who becomes a director or trustee of the Person subsequent to June 1, 2005 and whose election or nomination for election is approved by a vote of at least a majority of the directors or trustees then comprising the Continuing Directors of such Person.

“Contributing Member” has the meaning set forth in Section 3.2(c) hereof.

“Cumulative Excess Performance Amount” means an amount as calculated in accordance with Schedule 2 attached hereto.

“Debt Financing Policy” means the Debt Financing Policy for Financings, as approved and amended from time to time by agreement of all the Members.

“Default Date” has the meaning set forth in Section 3.2(c) hereof.

“Defaulting Member” has the meaning set forth in Section 7.2(a) hereof.

“Depreciation” means for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by all the Members.

“Distributable Funds” means Net Operating Cash, Net Proceeds from Capital Transactions, and Net Proceeds from Financings.

“Earnest Money” has the meaning set forth in Section 9.2(c) hereof.

“Emergency Expenditures” has the meaning set forth in Section 6.1(c) hereof.

“Event of Default” has the meaning set forth in Section 7.2(a) hereof.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, by and between Macquarie CountryWide Management Limited, as responsible entity of MCW, and Regency.

“Exchange Units” have the meaning set forth in Section 10.2 hereof.

“Excess Performance Amount” means an amount as calculated in accordance with Schedule 2 attached hereto.

“Fair Market Value” means, as to any asset, the most probable price which such asset should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Unless the Members otherwise agree, or this Agreement provides otherwise, the determination of the Fair Market Value of a Project shall be conclusively established by reference to the most recent independent appraisal for such Project obtained pursuant to Section 6.13.

“Financing” means (i) any secured or unsecured financing or borrowing or assumption of debt, including any refinancing of existing debt, by the Company and (ii) any sale and leaseback transaction.

“First Washington Portfolio” means the portfolio of shopping center assets, consisting of interests in 100 shopping centers across the U.S., which the Company is purchasing from First Washington Investment I, LLC and the California Public Employees’ Retirement System through the Purchase and Sale Agreement.

“Fiscal Quarter” means each of the calendar quarters comprising the Company’s Fiscal Year.

“Fiscal Year” means the fiscal year of the Company commencing January 1 and ending on December 31 of each calendar year.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the agreed value of such asset, as determined by all the Members, unless required to be determined in some other manner herein;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values (exclusive of liabilities), as of the following times: (i) the acquisition of an additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the redemption of a limited liability company interest in the Company; (iii) in connection with the issuance of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a member; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if all the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value (exclusive of liabilities) of such asset on the date of distribution as determined by all of the Members; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent all the Members determine that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by subtracting the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses after the effective date of such determination or adjustment.

“Guaranty” has the meaning set forth in Section 9.2(g).

“Half Year” means a period of six months ending June 30 or December 31.

“Indemnitees” has the meaning set forth in Section 6.15(c).

“Investment Criteria” means the Investment Criteria for the acquisition of Projects by the Company from time to time, as approved and amended from time to time by agreement of all the Members.

“IRS” has the meaning set forth in Section 4.7(b).

“Liquidation Percentage” has the meaning set forth in Section 7.5(c).

“Market Rate” means, with respect to fees, comparable fees payable to unaffiliated third parties for performing similar services with respect to comparable properties in comparable locations.

“MCW” has the meaning set forth in preamble hereof.

“MCW Constitution” means the constitution of MCW, dated July 21, 1995, as amended from time to time; provided that MCML will not recommend to the unitholders of MCW any amendment thereto that adversely affects the payment of the Performance Amount or Excess Performance Amount without the consent of Regency.

“MCW LLC” has the meaning set forth in preamble hereof.

“MCW LLC Agreement” means the Limited Liability Company Agreement of MCW LLC, dated as of the date hereof, by and between U.S. REIT, as the sole member, and U.S. Manager, as manager.

“MCW LLC’s Liquidation Amount” has the meaning set forth in Section 7.5 hereof.

“Member Nonrecourse Debt” means any Nonrecourse Liability for which a Member or a related Person bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to a Member Nonrecourse Debt.

“Members” means, collectively, Regency, MCW LLC and U.S. Manager. Reference to a “Member” shall be to any one of the Members.

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(3), (4) and (5).

“Net Asset Value” means, for a particular Project or Projects at a point in time, the excess, if any, of the Fair Market Value of the Project(s) or in the case of a newly acquired Project for which there has been no appraisal, the actual aggregate acquisition costs of the Project(s) incurred on behalf of the Company to date (or in the case of a Project contributed by a Member, the value of the Project as agreed by all the Members), over the amount of any liabilities secured by a mortgage or deed of trust encumbering the Project(s).

“Net Operating Cash” means, for any period, the excess of (a) cash receipts of every kind including, but not limited to, receipts from rental of space of every kind; recoveries from tenants for common area maintenance, taxes and other expenses; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); proceeds, if any, from business interruption or other loss of income insurance; and any reductions in Reserves agreed to by the Members; over (b) Operating Expenses, Capital Expenditures to the extent not financed, Company Expenses and any additions to Reserves agreed to by the Members for the same period. Net Operating Cash shall not be deemed to include (i) payments received as deposits until such funds are actually applied as part of the rentals, fees or charges due, (ii) Capital Contributions, (iii) Net Proceeds from Capital Transactions and (iv) Net Proceeds from Financings.

“Net Proceeds from Capital Transactions” means all cash receipts received by the Company arising from Capital Transactions less (a) the amount of cash paid or to be paid by the Company in connection with expenses associated with the closing of such Capital Transactions; (b) the amount of cash required by any lender or other creditor to be applied to the payment of debts and obligations of the Company as a result of such Capital Transactions; (c) the amount of any cash reinvested in a Section 1031 Exchange; and (d) the normal and reasonable costs and expenses arising from such transactions including, without limitation, escrow fees, title insurance fees, professional fees brokerage commissions and other disposition costs and expenses.

“Net Proceeds from Financings” means all cash receipts to the Company arising from a Financing, less (a) the amount of cash paid or to be paid by the Company for expenses in connection with the closing of such Financing, including, without limitation, all commitment fees, appraisal fees, title insurance premiums, survey costs, broker’s commissions and attorneys’ fees, and for payment, to the extent required by any lender or other creditor as a result of such Financing, of debts and obligations of the Company then due; and (b) all amounts paid to purchase or improve a Project or for any other purpose in order to satisfy conditions to or established in connection with such Financing of or by the provider of such Financing.

“New Project” means a Project that is not owned by the Company as of the relevant time. A “New Project” shall be considered a “Project” after its acquisition by the Company.

“Non-Conforming Lease” has the meaning set forth in Section 6.2(viii) hereof.

“Non-Contributing Member” has the meaning set forth in Section 3.2(c) hereof.

“Non-Managing Member” has the meaning set forth in Section 3.2(b) hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” means any liability of the Company treated as a nonrecourse liability under Treasury Regulations Section 1.704-2(b)(3).

“Notification” means a written notice or any other written communication, containing the information required or permitted by this Agreement to be communicated to a Member, sent to the addresses set forth in Section 11.17 by express courier, e-mail (if receipt is confirmed), telecopy (if receipt is confirmed) or by hand delivery and shall be deemed given the fifth Business Day after it is sent if by express courier and concurrently upon sending an e-mail or telecopy transmission if sent before or during business hours of the recipient and if not so sent, on the following Business Day so long as the confirmation specified above is timely received.

“Operating Expenses” means the sum of the following cash expenditures of the Company relating to the operation of the Projects provided that such items would not be capitalized under generally accepted accounting principles in the United States, consistently applied: (a) all authorized costs incurred in the ownership, maintenance, repair, leasing, management and operation of the Projects, including but not limited to the fees described in Section 6.5 hereof; (b) all other expenses related to the operation of the Projects permitted under this Agreement; and (c) regularly scheduled payments of interest and/or principal under any debt secured by a Project or allocated to a Project in the Budget.

“Original Agreement” means the Limited Liability Company Agreement of the Company dated as of February 14, 2005, between Regency and U.S. REIT.

“Percentage Interest” means 34.95% in the case of Regency, 64.95% in the case of MCW LLC and 0.1% in the case of U.S. Manager.

“Performance Amount” means an amount as calculated in accordance with Schedule 2 attached hereto.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, government (or any branch or agency thereof) or other entity.

“Profit” or “Loss” means for any taxable period, an amount equal to the Company’s taxable income or loss for such taxable period determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition shall be added to such Profit or Loss.

(c) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(d) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Gross Asset Value with respect to such property as of such date.

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(f) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition thereof, the amount of any such adjustment shall be taken into account as gain or loss from the Sale of such asset for purposes of computing Profit and Loss.

(g) Any items specially allocated under Section 4.2 and Section 4.3 hereof shall not be taken into account.

“Project” means the Company’s direct or indirect leasehold or ownership interest in a retail shopping center, including real property, together with all improvements thereon and all real and personal property rights associated therewith (including service agreements and other contract rights), either owned by the Company, or proposed to be owned by the Company. The term “Project” does not include any publicly traded debt or equity securities, such as a share in a real estate investment trust. The Projects held by the Company as of the date of this Agreement are listed on Exhibit B. The Company shall update its internal records as it acquires or disposes of Projects, but no amendment shall be required to Exhibit B.

“Project Level Entity” means a 100% subsidiary of the Company formed to hold direct or indirect ownership of one or more Projects.

“Property Management Agreement” means collectively, the Property Management Agreement dated as of June 1, 2005 and the Leasing Oversight Agreement dated as of June 1, 2005 between the Company, each Project Level Entity, and RRG, as amended in writing from time to time pursuant to the terms of this Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement dated February 14, 2005, as amended, among the Company, MCW, Regency, USRP Texas GP, LLC, U.S. Retail Partners, LLC, Eastern Shopping Centers Holdings, LLC, First Washington Investment I, LLC and the California Public Employees’ Retirement System whereby the First Washington Portfolio is being purchased.

“Purchase Option” has the meaning set forth in Section 9.2(a) hereof.

“Purchase Option Closing Date” has the meaning set forth in Section 9.2(d) hereof.

“Purchase Option Purchaser” has the meaning set forth in Section 9.2(a) hereof.

“Qualified Appraiser” means an MAI appraiser (i) experienced in appraising Projects in the metropolitan area of the type and value assigned to it and (ii) acceptable to all of the Members.

“Regency” has the meaning set forth in preamble hereof.

“Regency Agreements” means the Property Management Agreement and any other agreement between (i) the Company and (ii) Regency or any Affiliate of Regency.

“Regency’s Liquidation Amount” has the meaning set forth in Section 7.5 hereof.

“Regulatory Allocations” has the meaning set forth in Section 4.3 hereof.

“Release” has the meaning set forth in Section 9.2(g).

“Removal Event” has the meaning set forth in Section 6.1(d).

“Reserves” means the amount of funds set aside for, or amounts allocated during any period to, reasonable reserves for anticipated Company Expenses, Capital Expenditures, contingent liabilities and working capital determined by all the Members, acting reasonably, to be necessary to meet the current or anticipated future operating or capital needs of the Company or any Project.

“RRG” means Regency Realty Group, Inc., a Florida corporation.

“Sale” means any sale, conveyance, exchange, or other transfer or alienation of all or a portion of a Project.

“Section 1031 Exchange” means a transaction intended to qualify as tax-free under Section 1031 of the Code.

“Selling Member” has the meaning set forth in Section 7.6(a) hereof.

“Special Allocations” has the meaning set forth in Section 4.2 hereof.

“Tax Matters Member” has the meaning set forth in Section 4.7(a) hereof.

“Transfer” has the meaning set forth in Section 9.1 hereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended and restated from time to time.

“Trigger Event” has the meaning set forth in the MCW constitution

“Trust Index” means is the daily volume weighted average sale price for MCW units sold on the ASX during the preceding 10 trading days calculated in accordance with Schedule 3 attached hereto.

“United States” means the United States of America.

“U.S. Manager” has the meaning set forth in preamble hereof.

“U.S. Manager’s Expenses” shall have the meaning set forth in Section 6.9 hereof.

“U.S. Manager LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of U.S. Manager, dated as of the date hereof, between Regency and Macquarie Real Estate, Inc., a Delaware corporation, as such agreement may be amended from time to time.

“U.S. REIT” has the meaning set forth in preamble hereof.

Section 1.2 Other Definitions. Capitalized terms not otherwise defined in Section 1.1 shall have the meanings assigned to them in this Agreement.

ARTICLE II

FORMATION, NAME, PLACE OF BUSINESS,

PURPOSE, AND TERM

Section 2.1 Formation. The Company has been formed pursuant to the Act as a limited liability company. The Company shall be governed by and operated in accordance with this Agreement and the rights, duties and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

Section 2.2 Name and Offices. The name of the Company shall be Macquarie CountryWide-Regency II, LLC and the business of the Company shall be conducted solely under such name. The business address of the Company shall be 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202, or at such other place or places as all the Members may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the registered agent in charge thereof shall be Corporation Service Company each of which may be changed by all the Members.

Section 2.3 Other Acts/Filings. The Members after filing the Certificate shall from time to time execute or cause to be executed all such certificates and other documents, and do or cause to be done all such filings, recordings, publishing and other acts, as are necessary to comply with the requirements of law for the formation and operation of the Company in any jurisdiction in which the Company does business.

Section 2.4 Purpose and Scope. The business and purposes of the Company are, in whole or in part, (i) to own, manage, lease to tenants, finance and ultimately dispose of the First Washington Portfolio, and (ii) to acquire, own, manage, lease to tenants, finance and ultimately dispose of New Projects in the United States, each in accordance with the Investment Criteria and this Agreement. The Company may do any and all lawful things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated by this Agreement. The Company shall not engage in any business or activity not expressly authorized by this Agreement.

Section 2.5 Term. The term of the Company commenced on the date of filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Act and shall continue unless dissolved sooner pursuant to the provisions of Article VII.

Section 2.6 Representations and Warranties of the Members.

(a) MCW LLC hereby represents and warrants to Regency and U.S. Manager that the following are true and correct as of the date hereof:

(i) MCW LLC is a duly formed and validly existing limited liability company under the laws of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement;

(ii) This Agreement (A) has been duly authorized, executed and delivered by MCW LLC, (B) assuming due authorization, execution and delivery by Regency and U.S. Manager, shall be the legal, valid and binding obligation of MCW LLC and (C) does not violate any provisions of MCW LLC’s organizational documents or any document or agreement to which MCW LLC is a party or by which it is bound; and

(iii) MCW LLC has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by MCW LLC under this Agreement, except those as have been obtained.

(b) Regency hereby represents and warrants to MCW LLC and U.S. Manager that the following are true and correct as of the date hereof:

(i) Regency is a limited partnership that has been duly formed and is validly existing under the laws of the State of Delaware with full partnership power and authority to enter into and perform its obligations under this Agreement; and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties hereunder;

(ii) This Agreement (A) has been duly authorized, executed and delivered by Regency, (B) assuming due authorization, execution and delivery by MCW LLC and U.S. Manager, shall be the legal, valid and binding obligation of Regency, and (C) does not violate any provisions of Regency’s organizational documents or any document or agreement to which Regency is a party or by which it is bound; and

(iii) Regency has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by Regency under this Agreement except those as have been obtained.

(c) U.S. Manager hereby represents and warrants to MCW LLC and Regency that the following are true and correct as of the date of hereof:

(i) U.S. Manager is a limited liability company that has been duly formed and is validly existing under the laws of the State of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement; and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties hereunder;

(ii) This Agreement (A) has been duly authorized, executed and delivered by U.S. Manager, (B) assuming due authorization, execution and delivery by MCW LLC and Regency, this Agreement shall be the legal, valid and binding obligation of U.S. Manager, and (C) does not violate any provisions of U.S. Manager’s organizational documents or any document or agreement to which U.S. Manager is a party or by which it is bound; and

(iii) U.S. Manager has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by U.S. Manager under this Agreement except those as have been obtained.

(d) Regency hereby represents and warrants to MCW LLC and U.S. Manager that the following are true and correct as of the date of this Agreement:

(i) RRG is a corporation that has been duly formed and is validly existing under the laws of the State of Florida with full corporate power and authority to enter into and perform its obligations under the Property Management Agreement and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties under the Property Management Agreement.

(ii) The Property Management Agreement (A) has been duly authorized, executed and delivered by RRG and is the legal, valid and binding obligation of Regency and (B) does not violate any provisions of Regency’s organizational documents or any document or agreement to which RRG is a party or by which it is bound.

(iii) RRG has the power and authority to perform the obligations to be performed by it under the Property Management Agreement and no consents, authorizations or approvals are required for the performance of the obligations to be performed by RRG under the Property Management Agreement except those as have been obtained.

ARTICLE III

PERCENTAGE INTERESTS AND CAPITAL

Section 3.1 Capital Contributions.

(a) MCW LLC’s Capital Contribution. MCW LLC is hereby admitted as a Member of the Company on the date hereof. On March 25, 2005, MCW LLC contributed $712,400,000 as a Cash Contribution to the Company so that the Company could pay its deposit pursuant to the Purchase and Sale Agreement. If necessary, contemporaneously with the execution and delivery of this Agreement, MCW LLC shall contribute cash as an additional Capital Contribution in an amount such that the total Capital Contributions made by MCW LLC shall be equal to its Percentage Interest of the total Capital Contributions made to the Company on or prior to the date hereof. Otherwise, the Company shall make a special cash distribution to MCW LLC in an amount such that after giving effect to such distribution, the Capital Contributions made by MCW LLC (less such distribution) shall be equal to its Percentage

Interest of the total Capital Contributions made to the Company (less such distribution) on or prior to the date hereof. MCW LLC’s Capital Contribution(s) to the Company (less such distribution, if applicable) shall be set forth on Exhibit A. The Company shall use a portion of such Capital Contribution(s) to purchase the First Washington Portfolio.

(b) Regency Capital Contribution. Contemporaneously with the execution and delivery of this Agreement, Regency shall contribute cash as its Capital Contribution to the Company in the amount set forth on Exhibit A. The Company shall use a portion of such Capital Contribution to purchase the First Washington Portfolio.

(c) U.S. Manager Capital Contribution. U.S. Manager is hereby admitted as a Member of the Company on the date hereof. Contemporaneously with the execution and delivery of this Agreement, U.S. Manager shall contribute cash as its Capital Contribution to the Company in the amount set forth on Exhibit A using a portion of the due diligence fee payable to U.S. Manager pursuant to Section 6.5(f) hereof in connection with the acquisition of the First Washington Portfolio. The Company shall use a portion of such Capital Contribution to purchase the First Washington Portfolio.

(d) Percentage Interests. It is intended that the Percentage Interests of the Members shall be 64.95% for MCW LLC, 34.95% for Regency and 0.1% for U.S. Manager.

Section 3.2 Additional Capital Contributions.

(a) By Agreement. Regency may contribute New Projects and cash to the Company, and MCW LLC may contribute additional cash to the Company, in each case with the written approval of all the Members. Upon such contributions by the Non-Managing Members, Exhibit A to this Agreement shall be amended to reflect such contributions, and the Percentage Interests of each of the Members (including the U.S. Manager) shall be recalculated as of the date of such contribution (based solely on the amount of the New Projects and additional cash contributed to the Company by such Non-Managing Members) and set forth on such amended Exhibit A.

(b) Capital Calls. If at any time all the Members agree that additional funds are needed for any purpose, then U.S. Manager may make a written call on MCW LLC and Regency (the “Non-Managing Members”) to make Additional Capital Contributions (“Call”) in accordance with their respective Percentage Interests. Each Call shall specify:

(i) the aggregate amount of Additional Capital Contributions requested to be made by the Non-Managing Members;

(ii) a general description of the intended application of the Additional Capital Contributions being called;

(iii) the date on which Additional Capital Contributions are due (which date shall be not less than ten (10) Business Days after receipt by each of the Non-Managing Members of the Call from U.S. Manager); and

(iv) the Capital Contribution requested to be made by each of the Non-Managing Members, which shall equal the aggregate amount required by the Company multiplied by a fraction the (A) the numerator of which shall be such Non-Managing Member’s Percentage Interest at such time and (B) the denominator of which shall be the sum of the Non-Managing Members’ Percentage Interests at such time.

Each Additional Capital Contribution shall be paid to the Company on or before the due date in immediately available funds wired to an account of the Company at a financial institution selected by U.S. Manager. Upon such Additional Capital Contributions by the Non-Managing Members, Exhibit A to this Agreement shall be amended to reflect such Additional Capital Contributions, and the Percentage Interests of each of the Members (including the U.S. Manager) shall be recalculated as of the date of such Additional Capital Contribution (based solely on the amount of the additional cash contributed to the Company by such Non-Managing Members) and set forth on such amended Exhibit A.

(c) Default by a Member. In the event a Non-Managing Member defaults in making its portion of any Additional Capital Contribution by the last day specified in the Call (the “Default Date”), the unpaid amount being herein called the “Contribution Deficiency,” then such Non-Managing Member shall be deemed a “Non-Contributing Member.” U.S. Manager shall notify the non-defaulting Non-Managing Member within five (5) days after the Default Date and the non-defaulting Non-Managing Member (the “Contributing Member”) shall have the right, but not the obligation, to make a loan to the Non-Contributing Member up to the amount of the Contribution Deficiency bearing interest at a rate equal to the lesser of (i) the “prime” or “base” rate of interest of commercial lending announced from time to time by Bank of America, plus 5% per annum or (ii) the maximum rate permitted by applicable law. The Contributing Member may pay the amount of such loan directly to the Company, and from and after the date of such loan all distributions by the Company to the Non-Contributing Member shall be paid by the Company to the Contributing Member and applied first to accrued but unpaid interest and then principal on such loan. The loan (together with reasonable attorney’s fees and expenses incurred by the Contributing Member in enforcing the loan) shall be secured by the entire Membership Interest of the Non-Contributing Member under the Uniform Commercial Code of the State of Delaware, and the Contributing Member shall have all the rights and remedies of a secured party thereunder. The Non-Contributing Member (i) hereby appoints the Contributing Member as its attorney-in-fact for the purpose of signing and filing any financing statements to perfect the Contributing Member’s security interest and (ii) agrees to take such other actions as may reasonably be required to perfect or enforce such security interest.

Section 3.3 Capital of the Company; Capital Accounts.

(a) Capital Account. Each Member shall have a Capital Account. Each Member’s Capital Account on the date of this Agreement is set forth on Exhibit A.

(b) Adjustments to Capital Account. Without limiting the generality of the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Additional Capital Contributions by the Member to the Company, and (ii) allocations to the Member of Profit (or items thereof pursuant to Article IV hereof), including all items of Company income and gain (including income and gain exempt from tax) specially allocated to the Member pursuant to Section 4.2 and Section 4.3 of this Agreement, and (iii) the amount of any Company indebtedness assumed by such Member or which is secured by liens on any property distributed to such Member, and the Capital Account of each Member shall be reduced by (x) the Gross Asset Value of all property and the amount of all cash distributed to such Member pursuant to this Agreement, (y) allocations to the Members of Loss (or items thereof pursuant to Article IV hereof), including all items of Company deduction and loss specially allocated to such Member pursuant to Section 4.2 and Section 4.3 of this Agreement, and (z) the amount of any indebtedness of such Member assumed by the Company or which is secured by any property contributed by such Member to the Company.

(c) Compliance With Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event U.S. Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitations, debits or credits relating to liabilities that are secured by liens on contributed or distributed property or that are assumed by the Company or a Member), are computed in order to comply with such Treasury Regulations, U.S. Manager, with the approval of the Members, may make such modification, provided that it is not likely to have an adverse effect on the amounts distributed to any Member pursuant to Article VII hereof upon the dissolution of the Company. U.S. Manager, with the approval of the Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(d) Members’ Rights and Obligations Regarding Capital Contributions. No interest shall be paid by the Company on any Capital Contribution except as specifically provided herein. A Member shall not be entitled to demand the return of, or to withdraw, any part of its Capital Contributions or its Capital Account, or to receive any distribution, except as provided in this Agreement. No Member shall be liable for the return of the Capital Contributions of any other Member or the payment of interest thereon. No Member shall be obligated or permitted to make any contributions to the capital of the Company other than the Capital Contributions provided for in this Article III.

ARTICLE IV

TAX ALLOCATIONS

Section 4.1 Allocation of Profit and Loss.

(a) Allocation of Profit and Loss. After giving effect to the Special Allocations set forth in Sections 4.2 and 4.3 hereof, Profit and Loss (or items thereof) shall be allocated among the Members in a manner that will, as nearly as possible, cause the Adjusted Capital Account balance of each Member (as computed for purposes of Section 704(b) of the Code) at the end of such Company taxable year (but without taking into account actual cash distributions made during such year) to be equal to an amount equal to the hypothetical distribution (if any) that such Member would receive if, on the last day of such Company taxable year (or portion thereof), (w) all distributions under Article V of the Agreement distributed during, or distributable for, such Company taxable year (or portion thereof) were distributed in accordance with such Article of the Agreement, (x) all remaining assets, including cash, were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such Company taxable year (or portion thereof), (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability) and (z) the net proceeds of such sale (after satisfaction of such liabilities) were distributed in full pursuant to Section 7.4(b)(iii) hereof.

(b) Tax Credits. Except to the extent otherwise provided in Treasury Regulations Section 1.704-1(b)(4)(ii), any tax credits or tax credit recapture for any Fiscal Year shall be allocated among the Members in accordance with each Member’s respective Percentage Interest as of the time such tax credit was claimed.

Section 4.2 Special Allocations. Notwithstanding any provision of Section 4.1, the following special allocations (the “Special Allocations”) shall be made for each Fiscal Year in the following order of descending priority:

(a) Company Minimum Gain. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 4.2(a) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 4.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event a Member has an Adjusted Capital Account Deficit at the end of any Company Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that Company would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been made as if Section 4.2(c) and this Section 4.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in proportion to the Percentage Interests held by them during such Fiscal Year in accordance with Treasury Regulations Section 1.704-2(b)(1). If U.S. Manager determines in its good faith discretion that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, U.S. Manager is authorized, with the approval of the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the economic risk of loss (as defined in Treasury Regulations Section 1.704-2(b) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentage Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 4.3 Curative Allocations. The allocations set forth in Section 4.2(a) through (g) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations hereof), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. In determining the allocations under this Section 4.3, consideration shall be given to future allocations under Section 4.2(a) and 4.2(b) that, although not yet made or required, are likely to offset allocations under Section 4.2(e) and 4.2(f).

Section 4.4 Other Allocation Rules.

(a) Profits, Losses and other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of any Company assets are adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, and provided further that Profits, Losses and such other items shall also be allocated for any portion of such Fiscal Year for which the Company is required to allocate Profits, Losses, and other items of income, gain, loss, or deduction pursuant to Article IV.

(b) For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by U.S. Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

Section 4.5 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i), income, gain, loss and deduction (as computed for tax purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company shall, solely for tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of the contribution or revaluation. In addition, if any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Sections 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be divided among the Members in proportion to the depreciation deductions previously claimed by them (or their predecessor in interest) giving rise to such recapture.

Any elections or other decisions relating to such allocations shall be made by the Members, jointly, in any manner that reasonably reflects the purpose and intention of this Agreement.

Except as otherwise provided in this Agreement, for federal income tax purposes, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same manner as its correlative item of “book” income, gain, loss, deduction or other item was allocated pursuant to Section 4.1 and Section 4.2 of this Agreement or otherwise.

Section 4.6 Allocations to Transferred Membership Interests. In the event of a transfer of any Membership Interest, regardless of whether the transferee becomes a Member, all items of income, gain, loss, deduction and credit for the Fiscal Year in which the transfer occurs shall be allocated for federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Membership Interest at the time the particular item is taken into account by the Company for federal income tax purposes, except to the extent otherwise required by Section 706(d) of the Code. Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the Company. The effective date of the transfer shall be (a) in the case of a voluntary transfer, the date of the transfer, or (b) in the case of an involuntary transfer, the date of the operative event.

Section 4.7 Tax Elections. The Tax Matters Member (as hereinafter defined) may, with the approval of all the Members, which shall not be unreasonably withheld, make such tax elections in any Fiscal Year, including any election under Section 754 of the Code or an election out of installment sale treatment under Section 453 of the Code. Notwithstanding the foregoing, if either Member requests that the Tax Matters Member make an election under Section 754 of the Code, the Tax Matters Member shall make this election promptly after receiving notice of the request from the Member.

Section 4.8 Designation of Tax Matters Member.

(a) U.S. Manager shall act as the “tax matters partner” (the “Tax Matters Member”) of the Company, as provided in Treasury Regulations pursuant to Section 6231 of the Code and is authorized to qualify as such. All Members hereby Consent to such designation and agree to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such Consent.

(b) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member shall furnish the name, address, profits, interest and taxpayer identification number of the Members to the Internal Revenue Service (“IRS”).

(c) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”).

(d) The Tax Matters Member is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (1) who (within the time prescribed pursuant to the Code and Treasury Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member or (2) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code), and, to the extent provided by law, U.S. Manager shall cause each Member to be designated a notice partner;

(ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed or otherwise given to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii) to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Members of the Company in connection with any tax audit or judicial review to the extent permitted by applicable law or regulations.

Subject to the following sentence, the taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Member (provided, however, that the Tax Matters Member shall keep the Members informed as to the status of all such proceedings), and the provisions relating to indemnification of U.S. Manager set forth in Section 6.16(c) of this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such. The Tax Matters Member shall provide the Members the opportunity to review and comment on the taking of any action and the incurring of any material expense in connection with any such proceeding.

(e) Reimbursement. The Tax Matters Member shall receive no compensation for its services as such. All third-party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions.

(a) Distributions of Net Operating Cash. The Company shall make distributions of Net Operating Cash as follows:

(i) Regular Distributions. First, for each month (by no later than the fourteenth (14th) day following the end of such month), the Company shall make distributions of the Net Operating Cash for such month, as follows:

(1)	U.S. Manager’s distribution shall equal the product of (i) Net Operating Cash for such month multiplied by (ii) U.S. Manager’s Percentage Interest as of the end of the month for which the distributions are being made.

(2)	Regency’s distribution shall equal the product of (i) Net Operating Cash for such month multiplied by (ii) Regency’s Percentage Interest as of the end of the month for which the distributions are being made.

(ii) Base Amount and Performance Amount Distributions. Second, until such time as a Removal Event has occurred, the Company shall make distributions of the Net Operating Cash for such Fiscal Quarter to U.S. Manager (to the extent there is Net Operating Cash remaining after the distributions under Section 5.1(a)(i) hereof), as follows:

(1)	For each Fiscal Quarter (by no later than the fourteenth (14th) day following the end of such Fiscal Quarter), the Base Amount for such Fiscal Quarter, together with all previously accrued but unpaid Base Amounts shall be distributed to the U.S. Manager.

(2)	For each Half Year (by no later than the thirtieth (30th) day following the end of such Half Year), the Performance Amount shall be distributed to the U.S. Manager, and concurrently therewith, the Company shall declare and accrue (but not pay) an additional amount equal to the Excess Performance Amount, if any, for such Half Year, which shall be payable to the U.S. Manager as part of the Performance Amount with respect to future Half Year periods, but shall be subordinated to the debts and liabilities of the Company owed to other Persons (including the Members other than the U.S. Manager) and to any amounts payable with respect to any such Half Year pursuant to Section 5.1(a)(i).

(3)	In the event that MCML ceases to be the responsible entity of MCW or upon any Trigger Event (by no later than the thirtieth (30th) day following such event), an amount equal to the Cumulative Excess Performance Amount shall be distributed to the U.S. Manager;

provided, that upon Regency’s purchase of all of the Projects or all of MCW LLC’s Membership Interests, the Company shall make distributions of the Base Amount (together with all previously accrued but unpaid Base Amounts) and the Performance Amount with respect to the Fiscal Quarter (or partial period thereof) and Half Year (or partial period thereof) ending on the date of such purchase, and thereafter, the U.S. Manager shall not be entitled to any distributions of the Base Amount, Performance Amount or Excess Performance Amount, other than previously accrued but unpaid Base Amounts and Excess Performance Amounts.

(iii) MCW LLC Distributions. Third, for each month (by no later than the fourteenth (14th) day following the end of such month), the Company shall make distributions to MCW LLC equal to the Net Operating Cash remaining after the distributions under Sections 5.1(a)(i) and 5.1(a)(ii).

(b) Distributions of Net Proceeds from Capital Transactions. Within thirty (30) days after the closing of a Capital Transaction, the Company shall distribute the Net Proceeds from Capital Transactions as follows unless the Members elect as a Major Decision to maintain all or a portion of such Net Proceeds from Capital Transactions in the Company:

(i) First, to U.S. Manager an amount equal to the product of the Net Proceeds from Capital Transactions multiplied by U.S. Manager’s Percentage Interest at the time of such Capital Transaction.

(ii) Second, to Regency an amount equal to the Net Proceeds from Capital Transactions multiplied by Regency’s Percentage Interest at the time of such Capital Transaction.

(iii) Third, to U.S. Manager in an amount equal to the sum of all previously accrued but unpaid Base Amounts.

(iv) Then, to MCW LLC an amount equal to the Net Proceeds from Capital Transactions remaining after the distributions under Sections 5.1(b)(i), 5.1(b)(ii) and 5.1(b)(iii) hereof.

Section 5.2 Limitations on Distributions. The Company shall make no distributions to the Members except (i) as provided in this Article V and Article VII hereof, or (ii) as agreed to by all of the Members. A Member may not receive a distribution from the Company to the extent that such distribution would be prohibited by Section 18-607 of the Act.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF THE COMPANY

Section 6.1 Management Generally.

(a) Authority of U.S. Manager With Respect to Daily Operations. Subject to this Agreement, the overall management and control of the business and affairs of the Company shall be vested in U.S. Manager, as the managing member of the Company. Except for those matters expressly required under this Agreement to be approved by the Members, (i) U.S.

Manager shall be the sole decision-maker on all day-to-day operational issues, and (ii) all decisions with respect to the day-to-day operations of the Company made by U.S. Manager shall be binding on the Company and each of the Members, including the following:

(i) subject to Section 6.2 hereof, taking all such actions as are necessary or desirable to cause the Company to acquire, hold, manage and sell Projects in accordance with the Investment Criteria and this Agreement, including, without limitation, executing any deed, lease, easement, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, certificate or other instrument in connection with the acquisition, holding, financing, management, maintenance, operation, lease, mortgage or other disposition of a Project, and any Person dealing with the Company shall be entitled to rely on such execution, without any further investigation, as the authority of U.S. Manager to execute any such document on behalf of the Company;

(ii) subject to Section 6.2(iv) and Section 6.7 hereof, consummating Financings in accordance with the Debt Financing Policy;

(iii) protecting and preserving the interests of the Company with respect to each Project and other assets owned by the Company and complying with all applicable laws and regulations and all agreements of the Company;

(iv) keeping all books of account and other records of the Company and each Project;

(v) coordinating the services of all property managers, engineers, accountants and other persons necessary or appropriate to carry out the business of the Company;

(vi) maintaining all funds of the Company in one or more Company accounts in a bank or banks and making payments for Company Expenses out of such account;

(vii) making distributions periodically to the Members in accordance with the provisions of this Agreement;

(viii) obtaining and complying with all policies of insurance in place with respect to the Company and the Projects;

(ix) subject to Section 6.2, instituting, defending, prosecuting, settling or otherwise taking any action on behalf of the Company with respect to any lawsuit or other legal action;

(x) preparing and filing all necessary returns, reports and statements and paying all taxes, assessments and other impositions relating to Projects or operations of the Company; and

(xi) performing other normal business functions and otherwise operating and managing the day-to-day business affairs of the Company in accordance with this Agreement.

(b) Budgets. U.S. Manager shall implement the Budget and shall be authorized, without the need for further approval by the Members, to make the expenditures and incur the obligations provided for in the Budget, except that total expenditures and obligations for any Project that exceed by more than 10% the total expenditures provided for such Project in the Budget shall be subject to the Consent of all the Members. Each year U.S. Manager shall prepare and submit a new Budget to all the Members for approval, consistent with the internal procedures used by Regency for its own properties. A copy of each Budget shall be provided to each Member for its approval no later than November 1 of the calendar year preceding the calendar year to which the Budget applies. The Budget shall include such support as any Member reasonably requests and is reasonably available that the fees proposed to be paid to U.S. Manager, Regency or any of their respective Affiliates (other than the acquisition fee described in Section 6.5(a) and other than the property management fee, if it has been reviewed within the last three years) are at least as favorable to the Company as those that generally would be payable for comparable services available from third parties. If all the Members fail to agree on a Budget for any year, the Budget in effect for the preceding year shall remain in effect at the Project and Company levels, except that (i) no Capital Expenditures shall be made, (ii) invoices for taxes, insurance, utilities, snow removal and other similar expenses necessary to operate the Projects shall be paid, and (iii) appropriate adjustments in other items of income and expense shall be made based on variances in occupancy, scheduled contract price increases and the increase in the Consumer Price Index-All Urban Consumers, U.S. City Average, since the beginning of the preceding year.

(c) Emergency Repairs. U.S. Manager may make expenditures on behalf of the Company, or enter into contracts whose costs are not included in the Budget, for repairs to any Project which, in U.S. Manager’s opinion, using reasonable business judgment, are immediately required to be made for the preservation and safety of the Project, to avoid the suspension of any essential service to or for the Project, to avoid danger to life or property at the Project, or to comply with law if the non-compliance therewith could subject U.S. Manager or any of its Affiliates (or their respective employees) to criminal or civil liability (“Emergency Expenditures”). U.S. Manager shall promptly, but in no event later than twenty-four (24) hours from the time U.S. Manager learns of such emergency, notify MCW LLC and Regency by telephone of any such emergency. Immediately thereafter, U.S. Manager shall send MCW LLC and Regency a written notice setting forth the nature of the emergency and any action taken in connection therewith.

(d) Removal of U.S. Manager as Managing Member. In the event that U.S. Manager is removed as the manager of MCW LLC in accordance with the terms of the MCW LLC Agreement, the U.S. Manager shall automatically be removed as the managing member of the Company (a “Removal Event”) (but continue as a Member of the Company), and thereafter, the U.S. Manager or its successor-in-interest shall not have any right to approve any Major Decision pursuant to Section 6.2 hereof or any other matter presented to the Members for approval, and MCW LLC and Regency shall appoint a new managing member or manager of the Company in substitution for U.S. Manager in accordance with Section 6.2(xxii). Upon any

Removal Event, the U.S. Manager or its successor-in-interest shall promptly cause, upon demand of Regency or MCW LLC, the execution and delivery to the Company, Regency and MCW LLC of all documents that may be necessary or appropriate, in the opinion of counsel for Regency or MCW LLC, as the case may be, to effect such substitution. Notwithstanding such substitution, U.S. Manager shall remain liable for all liabilities, duties and obligations of the U.S. Manager as managing member of the Company arising prior to the Removal Event. The rights, liabilities, duties and obligations of such substituted managing member or manager shall be set forth in an amendment to this Agreement.

Section 6.2 Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, no act shall be taken or sum expended or obligation incurred by the Company or any Member, or anyone on their behalf, with respect to any of the following matters, unless such matter has received the prior written approval of all Members (each, a “Major Decision”):

(i) the acquisition of any New Project or any other real property;

(ii) the Sale of all or a material part of a Project or any other real property or any interest therein;

(iii) the adoption of or any modification to the Debt Financing Policy or the Investment Criteria;

(iv) any Financing, or increasing or extending any Financing;

(v) any hedging that does not comply with the Debt Financing Policy;

(vi) except as permitted by Section 6.1(b) or Section 6.1(c), any expenditure not provided for in the then current Budget;

(vii) any Anchor Lease or any amendment to or extension of an Anchor Lease;

(viii) any lease other than an Anchor Lease that is less favorable to the Company than the range of acceptable lease rates and other significant terms set forth in the then current Budget (a “Non-Conforming Lease”) if the Non-Conforming Lease, together with any other non-Anchor Leases for the same Project entered into on behalf of the Company during the same Fiscal Year, would result in a reduction in annual revenue of at least 10% in the aggregate compared to the then current Budget for the Project;

(ix) the admission of a new Member to the Company, other than a transferee of Membership Interests permitted by Section 9.1, or the appointment of a successor or an additional Manager;

(x) terminating or dissolving the Company except in accordance with Article VII hereof or merging, consolidating or converting the Company;

(xi) entering into any contract (or any amendment or waiver thereof) or transaction with a Member or an Affiliate of a Member;

(xii) confessing a judgment against the Company;

(xiii) entering into a joint venture or other co-ownership relationship with respect to the ownership of a Project;

(xiv) making any tax election on behalf of the Company;

(xv) changing any accounting method adopted by the Company unless required by generally accepted accounting principles in the United States;

(xvi) causing the Company to enter into any agreement, other than real property leases or construction agreements, that is not cancelable without penalty on 30 days notice or less;

(xvii) forming, dissolving, merging, consolidating or converting a Project Level Entity or any other direct or indirect subsidiaries of the Company;

(xviii) making any election pursuant to Treasury Regulation Section 301.7701-3 to classify the Company for federal income tax purposes as anything other than a partnership or to classify a Project Level Entity for federal income tax purposes as anything other than a disregarded entity;

(xix) granting any lien, security interest, pledge, mortgage, deed of trust or other encumbrance on any asset of the Company (other than easements or similar rights that do not adversely affect the use or value of the Project);

(xx) any zoning change adverse to or any subdivision of any Project;

(xxi) instituting, defending, prosecuting, settling or otherwise taking any action on behalf of the Company with respect to any lawsuit or other legal action where the amount claimed exceeds $100,000;

(xxii) appointing a replacement managing member or manager of the Company following a Removal Event;

(xxiii) increasing the rates and fees schedules of any agreement between the Company and a Member or an Affiliate of a Member, except as specifically provided in the applicable agreement;

(xxiv) electing to maintain in the Company all or a portion of the Net Proceeds from Capital Transactions in accordance with Section 5.1(b) hereof;

(xxv) performing any act in contravention of this Agreement;

(xxvi) except as otherwise provided herein, taking any action which would make it impossible to carry on the ordinary business of the Company or substantially change the nature or scope of the business of the Company;

(xxvii) except as set forth in Section 3.2, make any additional Capital Contributions to the capital of the Company; or

(xxviii) on behalf of any direct or indirect subsidiary of the Company, making any decision or election, or taking any action, that would require the approval of all of the Members (pursuant to this Section 6.2 or otherwise) if such decision, election or action were made or taken by the Company itself.

Section 6.3 Dispute Resolution.

(a) Mediation. If the parties are unable to agree within fifteen Business Days on any Major Decision involving approval of either:

(i) a Financing, or any action to be taken with respect to any default under a Financing,

(ii) a Capital Expenditure or other unbudgeted expenditure requiring Capital Contributions from the Members (including a judgment against the Company),

(iii) an Anchor Lease or any amendment to or extension of an Anchor Lease, or

(iv) electing to maintain in the Company all or a portion of the Net Proceeds from Capital Transactions in accordance with Section 5.1(b) hereof,

the disagreement must be submitted to non-binding mediation conducted in Chicago pursuant to the Commercial Mediation Rules of the American Arbitration Association and the Members agree to try in good faith to settle such disagreement. Mediation shall be initiated by one Member providing Notification of mediation to the other. Regency and MCW LLC shall select a mutually acceptable mediator within ten Business Days of the date of such Notification. If such Members fail to agree on a mediator within such ten Business Day period, then the mediation shall be administered by a mediator selected by the American Arbitration Association. Whether selected by the Members or the American Arbitration Association, such mediator shall be a real estate professional, experienced with the management, leasing and operation of grocery-anchored shopping centers. The mediation proceedings shall be completed within 15 days after the selection of the mediator. The Members shall bear the costs of the mediation equally, other than the costs of their own experts, evidence and legal counsel, which each Member shall bear separately.

Section 6.4 Member Representatives

(a) Initial Representatives. Lisa Palmer shall serve as Regency’s initial representative, Kylie K. Rampa shall serve as MCW LLC’s initial representative and both of Lisa Palmer and Kylie K. Rampa shall serve as U.S. Manager’s initial representatives, each of whom shall coordinate Member communications with respect to the Company’s affairs. Each Member may designate a new Member representative upon Notification to the other Member. The Member representatives shall meet quarterly (either in person or by telephone) to review the Company’s operations and more frequently as needed to address matters on an interim basis.

Member representative meetings may be called by either Member representative with at least three Business Days’ prior Notification. Either Member representative may appoint another individual to act for such representative at any Member representative meeting by a proxy executed in writing and presented to the other Member representative at or before such meeting. Member representatives shall not be managers of the Company under the Act.

(b) Actions Binding on Members. Any written approval signed on behalf of MCW LLC by Kylie K. Rampa shall be binding on MCW LLC, any written approval signed on behalf of Regency by Lisa Palmer shall be binding on Regency and any written approval signed on behalf of U.S. Manager by each of Kylie K. Rampa and Lisa Palmer shall be binding on U.S. Manager. Any Member may change the individuals whose signature may bind the Member hereunder effective upon Notification to the other Member.

Section 6.5 Fees to U.S. Manager and Its Affiliates. From time to time, U.S. Manager may be required to perform certain acquisition, disposition or debt placement services for the Company. All fees outlined in this Section 6.5 shall be reviewed annually (other than the fees payable under the Property Management Agreement, which shall be reviewed every three years) commencing on the first anniversary date hereof by all of the Members to confirm that each fee is a Market Rate with respect to the services provided. Regency shall assist in the determination of the applicable fee; provided, that each such fee subject to review hereunder must be approved by all of the Members; provided, further, that in the event that the Members cannot agree on any such fee, MCW LLC shall determine such fee. In the event that the Company is unable to obtain any of the services for the fees determined by MCW LLC, the other Members may present evidence of amounts paid to unaffiliated third parties in comparable markets with respect to such services to MCW LLC, and MCW LLC may re-determine such fee. The Company shall pay the following fees to U.S. Manager for performing the services set forth below:

(a) Acquisition Fee. U.S. Manager shall receive an acquisition fee for arranging the purchase of any Project by the Company as provided in this Section 6.5(a); provided, the members of U.S. Manager may perform such services on behalf of the Company, in which case, the acquisition fee shall be payable directly to such member of U.S. Manager performing such services. The Members acknowledge that the acquisition fee payable with respect to purchase of the First Washington Portfolio by the Company shall be paid directly to Regency or its designee because Regency performed all services in arranging the purchase thereof. Except as set forth in clauses (ii) and (v) below, the acquisition fee shall be equal to one percent (1.0%) of the purchase price of such Project (excluding transaction expenses and costs associated with financing such transaction), which acquisition fee shall be payable by the Company to the U.S. Manager at the closing of such acquisition transaction by the Company.

(i) U.S. Manager shall be entitled to receive an acquisition fee for arranging the purchase of any Project from a third party that is not a Member or an Affiliate of a Member equal to one percent (1.0%) of the purchase price of such Project (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by the Company, but which will not include expenses and costs in connection with completing or financing the acquisition by the Company), plus the reimbursement of its third-party acquisition costs for the payment of services that can be relied on by the Company, including legal due diligence and Project level compliance expenses incurred in conjunction with the acquisition of such Project.

(ii) U.S. Manager shall be entitled to receive an acquisition fee for arranging the purchase of any Project from any Affiliated Joint Venture and in an amount equal to the product of (A) one percent (1.0%) of the purchase price of such Project (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by the Company, but which will not include expenses and costs in connection with completing or financing the acquisition by the Company) multiplied by (B) the percentage of the equity ownership interests in such Affiliated Joint Venture that are not directly or indirectly owned by a Member or its Affiliate, plus the reimbursement of its third-party acquisition costs for the payment of services that can be relied on by the Company, including legal due diligence and Project level compliance expenses incurred in conjunction with the acquisition of such Project.

(iii) U.S. Manager shall be entitled to receive an acquisition fee with respect to any Project acquired by the Company from Regency or its Affiliates if such Project is acquired by the Company at a purchase price (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by the Company, but which will not include expenses and costs in connection with completing or financing the acquisition by the Company) equal to the price paid by Regency or such Affiliate for such Project (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by Regency or such Affiliate, but which will not include expenses and costs in connection with completing the acquisition by Regency or such Affiliate), plus the reimbursement of its third-party acquisition costs for the payment of services that can be relied on by the Company, including legal due diligence and Project level compliance expenses incurred in conjunction with the acquisition of such Project. Such acquisition fee shall be equal to one percent (1.0%) of the purchase price of such Project (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by the Company, but which will not include expenses and costs in connection with completing or financing the acquisition by the Company).

(iv) U.S. Manager shall be entitled to receive an acquisition fee with respect to any Project acquired by the Company from Regency or its Affiliate if (A) such Project was owned by Regency or such Affiliate for at least ninety (90) days, but in no event longer than one (1) year, (B) Regency has elected to have the price at which such Property will be transferred to the Company from Regency or such Affiliate determined by a Qualified Appraiser and (C) (i) the purchase price paid for such Project by Regency or such Affiliate (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of the acquisition by Regency or such Affiliate, but which will not include expenses and costs in connection with completing the acquisition by Regency or such Affiliate) is greater than the purchase price at which the Project is transferred to the Company (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of transfer to the Company, but which will not include expenses and costs in connection with completing the acquisition by the Company) or (ii) Regency contributes or sells such Project to the Company at its cost for such Project (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of the acquisition by Regency or such Affiliate, but which will not include expenses and costs in connection with completing the acquisition by Regency or such Affiliate), plus the reimbursement of its third-party acquisition costs for the payment of services that can be relied on by the Company, including legal due diligence and Project level compliance expenses incurred in conjunction with the acquisition of such Project. Such acquisition fee shall be equal to one percent (1.0%) of the purchase price of such Project (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by the Company, but which will not include expenses and costs in connection with completing or financing the acquisition by the Company).

(v) U.S. Manager shall be reimbursed for its third-party acquisition costs for the payment of services that can be relied on by the Company, including legal due diligence and Project level compliance expenses incurred in conjunction with the acquisition of any Project acquired by the Company from Regency or its Affiliate if (A) such Project was owned by Regency or such Affiliate for at least ninety (90) days, (B) Regency has elected to have the price at which such Property will be transferred to the Company from Regency or such Affiliate determined by a Qualified Appraiser and (C) the purchase price paid for such Project by Regency or such Affiliate (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of the acquisition by Regency or such Affiliate, but which will not include expenses and costs in connection with completing the acquisition by Regency or such Affiliate) is less than the purchase price at which the Project is transferred to the Company (which shall include the principal amount of and accrued and unpaid interest on debt assumed at the time of transfer to the Company, but which will not include expenses and costs in connection with completing the acquisition by the Company), but shall not be entitled to an acquisition fee with respect to such Project.

(vi) For purposes of the foregoing clauses (iv) and (v) and Section 6.6(a)(i), a Project shall be deemed “owned” by Regency or its Affiliate during the period commencing on the date on which Regency’s or such Affiliate’s earnest money deposit with respect to such Project becomes non-refundable (subject only to the failure to perform by the seller of such Project) to the earlier of (A) the date of acquisition of such Project by the Company or (B) the date on which the Company’s earnest money deposit with respect to such Project becomes non-refundable (subject only to the failure to perform by the seller of such Project).

(b) Disposition Fee. U.S. Manager or its designee shall be entitled to receive a disposition fee for arranging the Sale of any Project to a third party that is not a Member or an Affiliate of a Member. The disposition fee shall be based on Market Rates and shall not exceed one percent (1.0%) of the sale price (including the principal amount of the debt assumed by the purchaser, but excluding interest on such assumed debt, expenses and costs in connection with completing the transaction) of such Project reduced by any amount paid to a third party for providing any such disposition services in connection therewith. Such fee shall be payable by the Company to the U.S. Manager or its designee at the closing of such disposition transaction by the Company.

(c) Capital Restructuring and Consulting Fees. The U.S. Manager shall be entitled to receive a fee for capital restructuring and consulting services provided in connection with any new Financing (excluding a Financing in place less than twelve (12) months) for the Company (but not the assumption of any Financing). The capital restructuring and consulting fee shall be equal to fifty (50) basis points of the total amount of the original principal amount of such Financing. Such fee shall be payable by the Company to the U.S. Manager at the closing of such Financing transaction by the Company. The capital restructuring and consulting fee shall be reduced by any amount paid to a third party for any debt placement services in connection with any such Financing.

(d) Construction Management Fee. The Company shall pay a construction management fee to RRG or an Affiliate of RRG as provided in the Property Management Agreement.

(e) Property Management and Leasing Fees. The Company shall pay to RRG or an Affiliate of RRG property management and leasing or leasing oversight fees as provided in the Property Management Agreement.

(f) Due Diligence Fee. U.S. Manager shall provide due diligence services to the Company in connection the Company’s acquisition or disposition of Projects from time to time. For providing such due diligence services, U.S. Manager shall be entitled to receive a due diligence fee. Such due diligence fee shall equal twenty-five (25) basis points of the purchase price or sale price, as the case may be, of any such Project (including the principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition or disposition, but excluding expenses and costs in connection with completing the transaction). A portion of the due diligence fee payable in connection with the acquisition of the First Washington Portfolio shall be used by the U.S. Manager to make its Capital Contribution to the Company pursuant to Section 3.1(c) hereof. In addition, U.S. Manager shall be reimbursed for its third-party costs, which shall include without limitation travel expenses, appraisals, market research and other reasonable third-party costs associated with the due diligence process.

Section 6.6 Costs and Expenses.

(a) Dead Deal Costs and Expenses.

(i) In the event that an acquisition of a Project is approved by the Members, the acquisition fails to close and such Project was not owned by Regency or its Affiliate for at least ninety (90) days at the time of such failure, all third party costs and incurred due diligence costs relating to such failed acquisition will be paid by the Company (and shared proportionately by its Members in accordance with their respective Percentage Interests); provided, that such third party costs are for the payment of services for the benefit of the Company.

(ii) All third party costs relating to a failed acquisition of Project other than with respect to such failed acquisitions set forth in clause (i) of this Section 6.6(a) will be paid by the U.S. Manager.

(b) Other Third Party Costs and Expenses. At the time of the closing of any transaction that generates a fee under Section 6.5(a), (b) or (c) above, the Company shall reimburse the U.S. Manager for any costs related to the payment of services performed by a third party in connection with any such transaction, including legal due diligence and Project level compliance expenses.

Section 6.7 Hedging Activities. The Debt Financing Policy includes criteria approved by the Members for hedging the Company’s interest rate risk. U.S. Manager shall be responsible for carrying out all hedging activities on behalf of the Company in accordance with the Debt Financing Policy and shall provide prompt Notification to the Members each time that it wishes to execute a hedge on behalf of the Company, together with such information with respect to such hedging activities as the Members may reasonably request; provided, however, that hedging activities shall only be engaged in to the extent that they hedge indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets. U.S. Manager shall clearly and unambiguously identify each hedging transaction (and related item hedged) as such to tax purposes in the Company’s books and records (pursuant to Code Section 1221(a)(7) and the Treasury Regulations thereunder) before the close of the day on which it was acquired, originated, or entered into (or at such other time as the Internal Revenue Service may by Treasury Regulations prescribe). For the avoidance of doubt under the Debt Financing Policy, U.S. Manager hereby designates for tax purposes all future interest rate swap and derivative transactions as hedges of indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets.

Section 6.8 Matters Relating to Regency Agreements. Any action to be taken by the Company as a party to a Regency Agreement, including but not limited to any amendment to or a notice of a default or waiver under or termination of any Regency Agreement shall be decided by MCW LLC.

Section 6.9 Expenses. Nothing herein shall be construed to require the U.S. Manager to advance its own funds to pay any Company costs or expenses except for any costs and expenses incurred by the U.S. Manager by reason of any violation by U.S. Manager of the standard of care set forth in Section 6.15(b). To the extent not paid for by a Project, the Company shall be responsible for and shall pay or shall reimburse U.S. Manager for (i) all out-of-pocket expenses that are incurred by it in the conduct of the business of the Company and its subsidiaries in accordance with the Budget or as permitted in excess of the Budget by Section 6.1(b), or are expressly approved in writing by the Members, but excluding U.S. Manager Expenses. “U.S. Manager Expenses” as used herein means:

(a) all compensation of officers, members, partners and employees of the managing member of U.S. Manager; and

(b) all general office overhead and related expenses of the managing member of the U.S. Manager, including rent, utilities, telecommunications, office furniture, equipment, accounting, legal, salaries and benefit expenses.

The Company shall not be responsible for payment of U.S. Manager Expenses. U.S. Manager Expenses shall not be treated as expenses of the Company and the payment thereof shall not be accounted for as contributions to or income of the Company and shall in no way affect the Members’ Capital Contributions or the Capital Account of any Member.

The expenses described above shall also include reimbursement to the U.S. Manager at hourly rates set forth in the Budget or as otherwise approved by all of the Members for the actual time reasonably incurred by only those professional employees of either member of the U.S. Manager or its Affiliate listed in the Budget or otherwise approved by all of the Members in providing professional services in connection with the Company or the Projects that the U.S. Manager would otherwise be authorized hereunder to obtain from third party professionals, such as the services of in-house legal counsel in handling tenant disputes.

Section 6.10 Compensation of Members and their Affiliates.

(a) Except as may be expressly provided in this Article VI or elsewhere in this Agreement, or as may be approved by the Members, no Member nor any of their Affiliates shall receive, or shall be entitled to receive, any compensation, salaries, commissions (including, without limitation, for any Sale or Refinancing of the Projects), fees, profits, reimbursements or distributions from the Company.

(b) The Company shall pay reasonable legal costs incurred by the Members in connection with forming the Company and drafting this Agreement, upon presentation of itemized invoices therefor, including the fees of Mayer, Brown, Rowe & Maw LLP and Foley & Lardner LLP. The Company shall pay all legal fees and expenses in connection with drafting this Agreement (including exhibits, the Property Management Agreement and any agreements entered into in connection with the acquisition or divestiture of a Project), together with other expenses (including filing fees) of forming the Company and any Project Level Entity, all due diligence expenses with respect to Projects considered for acquisition by the Company, all closing costs incurred in connection with the acquisition of Projects, and all debt financing expenses. Each Member shall be responsible for all other costs and expenses incurred by such Member in connection with this Agreement, including their own organizational costs, if any. Unless expressly authorized for reimbursement under this Agreement, all other fees and expenses incurred by the Members in connection with carrying out their obligations under this Agreement shall be paid by the Members on their own account and shall not be reimbursed to the Members or treated as Capital Contributions by them.

Section 6.11 Property Management. With the approval of all the Members, the U.S. Manager may hire an independent contractor to manage a Project pursuant to a property management agreement (the “Managing Agent”); provided, however, if the Managing Agent is paid a fee less than the fee agreed to be paid to RRG or another Regency Affiliate for the same service, the cost savings will inure to the benefit of the Company and not RRG or such other Regency Affiliate. Nothing herein is intended to preclude RRG from retaining a portion of the duties it performs for such a Project, e.g., accounting, in return for a portion of the fees that would otherwise be payable to the Managing Agent if it performed the same services. The Members hereby acknowledge that First Washington Realty, Inc. will manage a portion of the First Washington Portfolio and provide accounting services to the Company pursuant to the Property Management and Leasing Agreement and Accounting Services Agreement between the Company and First Washington Realty, Inc.

Section 6.12 Other Activities of Members. Subject to complying with its express obligations set forth in this Agreement and the U.S. Manager LLC Agreement, each Member, in such Member’s individual capacity or otherwise, shall be free to engage in, to conduct or to participate in any business or activity whatsoever, including, without limitation, the acquisition, development, management, rental, sale and exploitation of real property, even if such business or activity competes with or is enhanced by the business of the Company or the U.S. Manager.

Section 6.13 Project Level Entity. If all the Members determine that for legal, tax or regulatory reasons it is in the best interests of the Company that the Company acquire a Project through an alternative investment structure, U.S. Manager shall structure such acquisition through a Project Level Entity that is directly or indirectly owned 100% by the Company and that will acquire such Project in lieu of the Company. If U.S. Manager structures such acquisition using a Project Level Entity, each Member shall make Capital Contributions directly to the Company which will in turn make Capital Contributions to the Project Level Entity to the same extent, for the same purposes and on the same terms and conditions as Members are required to make Capital Contributions to the Company. For purposes of this Agreement, the formation documents of each Project Level Entity and any agreements to which a Project Level Entity is a party, any Project and other assets owned by a Project Level Entity shall be deemed held by the Company, and any action with respect to the Project, including but not limited to a Major Decision, that would require the approval of any Member if the Project were owned directly by the Company shall require such approval even though such approval is not required by such formation documents or other agreements. The forms of formation documents to be used by a Project Level Entity shall not be materially amended without the approval of the Members. The Project Level Entity to be used for each Project is set forth on Exhibit B or in the contribution or purchase agreement for a Project acquired after the acquisition of the First Washington Portfolio.

Section 6.14 Property Appraisals.

(a) Periodic Appraisals. U.S. Manager shall cause each Project to be appraised by a Qualified Appraiser once every three years after their acquisition. The cost of each appraisal shall be paid by the Company. New Projects acquired after the date of this Agreement shall be first appraised in the third year after their acquisition. The appraisals obtained under this Section 6.13(a) shall be conclusive as to Fair Market Value or Net Asset Value, as applicable, until a new appraisal is obtained under this Section 6.13(a). An appraisal shall be performed for a Project more often than once every three years if a Member believes that Fair Market Value of the Project has increased or decreased by 10% or more since it was last appraised.

(b) Disputed Appraisals. If any Member disagrees with an appraisal of a Project, it shall have 15 days after the Members have received the appraisal to appoint its own Qualified Appraiser, and that appraiser shall have 45 days after the date of its appointment to render its own appraisal of the Project and to select, together with the Company’s appraiser, a third Qualified Appraiser. If the two appraisers are not able to agree on the appointment of a third Qualified Appraiser, the third Qualified Appraiser shall be selected by the American Arbitration Association, or any successor organization thereto. The third appraiser shall have 45 days from the date of its appointment to select either one of the two appraisals (and not an average) as the one that most closely approximates the Fair Market Value of the Project in question, and such appraised value shall be conclusive. If the third appraiser selects the appraisal by the Company’s appraiser, the Member who requested the additional appraisal shall pay the cost of the two additional appraisers. Otherwise, the cost of the two additional appraisers shall be born by the Company.

Section 6.15 Scope of Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member, in its capacity as such or in any other capacity, shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member shall by virtue of executing this Agreement be responsible or liable for any indebtedness or obligation of, or claim against, any other Member.

Section 6.16 Liability of Members and Others; Indemnification.

(a) Notwithstanding anything contained herein to the contrary, the liability of each Member for any of the debts, losses or obligations of the Company (including, without limitation the obligations under (c) below) shall be limited to the sum of such Member’s Capital Contributions required pursuant to Article III hereof. Accordingly, except as may be provided in the Act, (i) no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company, (ii) no Member shall be required or obligated to provide additional capital to the Company or its creditors by way of contribution, loan or otherwise beyond the amount of the Capital Contributions required of such Members pursuant to Article III hereof; and (ii) no Member shall have any personal liability whatsoever, whether to the Company, any other Member or any third party, for the debts of the Company or any of its losses beyond the amount of the Member’s Capital Contributions.

(b) No Member (or any partner, director, member, shareholder, officer or employee of any Member, direct or indirect) shall be liable to the other Members or to the Company for any act or omission performed or omitted by it in respect of this Agreement or the Company unless such action or omission constitutes gross negligence, fraud or willful misconduct or a breach of such Member’s obligations under this Agreement or any other agreement with the Company.

(c) The Company shall defend, protect, indemnify and hold harmless each Member, and their respective partners, officers, members, officers, directors, shareholders, agents and employees (collectively, “Indemnitees”) harmless from and against any third party claims, demands, losses, damages, liabilities or costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs (collectively, “Claims”) suffered or incurred by any of them by reason of their actions or omissions pursuant to this Agreement or by reason of their being a Member of the Company, other than those suffered or incurred by reason of such Indemnitee’s willful misconduct, fraud, gross negligence or breach of such Member’s obligations under this Agreement or any other agreement with the Company. If an Indemnitee shall be made, or is threatened to be made, a party to any claim, action or proceeding arising out of conduct by such Indemnitee on behalf of the Company, such Indemnitee shall immediately give the other Member(s) written notice of such claim, action or proceeding, and the other Member(s) shall have the right to join the resisting and defending of such claim, action or proceeding. The Company shall, for all Claims indemnifiable by the Company under this Section 6.15(c), pay all attorneys’ fees and other expenses incurred by the indemnified party so long as such party provides to the Company a reasonably satisfactory undertaking to reimburse the Company in the event the Claim at issue turns out not to be a Claim indemnifiable by the Company under this Section 6.15(c). Each Member shall cooperate, and shall cause its Indemnitees to cooperate, in connection with the defense of any claim, action or proceeding involving an Indemnitee which is indemnifiable under this Section 6.15(c). Any indemnification pursuant to this Section 6.15(c) shall be made only from the assets of the Company.

Section 6.17 REIT Status. U.S. Manager shall at all times use commercially reasonable efforts to conduct the business of the Company such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company (determined as if the Company were a “real estate investment trust” (a “REIT”)) to qualify as a REIT under Section 856 of the Code and would permit the Company to avoid incurring any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code (determined as if the Company was a REIT). U.S. Manager hereby agrees that subsequent to the acquisition by the Company of the First Washington Portfolio, U.S. Manager (i) will take commercially reasonable steps (including, without limitation, completing property questionnaires for each property in the First Washington Portfolio) to confirm that the First Washington Portfolio assets and income will permit the Company (determined as if the Company were a REIT) to qualify as a REIT under the Code and (ii) will take commercially reasonable steps, if necessary, in the event the First Washington Portfolio assets and income do not permit it to so qualify. Notwithstanding anything to the contrary in this Agreement, U.S. Manager shall, to the fullest extent possible consistent with the distribution provisions of Article V and Article VII, cause the Company to distribute to MCW LLC by the end of the Fiscal Year no less than 100% of the taxable income allocable to MCW LLC for such Fiscal Year so that MCW LLC may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year (determined as if MCW LLC were a REIT).

ARTICLE VII

WITHDRAWAL; DISSOLUTION AND TERMINATION

Section 7.1 Withdrawal. The Members shall not at any time withdraw, retire or resign from the Company. Withdrawal, retirement or resignation by a Member in contravention of this Section 7.1 shall subject such Member to liability for all damages caused by such retirement, withdrawal or resignation.

Section 7.2 Events of Default by Members; Change of Control.

(a) The occurrence of any of the following events with respect to a Member (other than U.S. Manager) (“Defaulting Member”) shall constitute an event of default (“Event of Default”) under this Agreement on the part of such Member:

(i) the making by such Member of a warranty or representation under this Agreement that was false in any material respect when made, as a result of which the Company and the other Member, or either of them was or may be materially and adversely affected, and if such Member fails to cure such breach within 30 days after receipt of Notification thereof from the other Member, or if the breach is not susceptible of cure within such 30 days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within 90 days after receipt of such Notification;

(ii) any failure by a Member to make an additional Capital Contribution as required by Section 3.2(b) within ten days after payment is due;

(iii) any other material breach by such Member of the terms of this Agreement applicable to such Member and failure to cure such breach within 30 days after receipt of Notification thereof from the other Member, or if the breach is not susceptible of cure within such 30 days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within 90 days after receipt of such Notification; or

(iv) any material breach by Regency or any Affiliate of Regency under any Regency Agreement and failure to cure such breach within 30 days after receipt of Notification thereof from MCW LLC or U.S. Manager, or if the breach is not susceptible of cure within such 30 days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within 90 days after receipt of such Notification, or if longer, within the applicable cure period in such Regency Agreement; or

(v) any Transfer in violation of Article IX.

(b) Upon the occurrence of an Event of Default by a Defaulting Member that continues beyond any applicable cure period, the non-defaulting Non-Managing Member shall have the right, in addition to all other rights and remedies available hereunder, at law or in equity, to (i) require that the Company either (x) dissolve and distribute the assets of the Company in kind to the Members, or (y) distribute in kind certain of the Company’s assets to the Defaulting Member in liquidation of its Membership Interest (less any actual damages caused to the Company by the Defaulting Member’s default), each in accordance with the procedures described in Section 7.5, or (ii) purchase the Projects (or the Project Level Entities) or the Defaulting Member’s Membership Interest in the Company in accordance with Section 9.2.

(c) Within six months following a Change of Control of MCW LLC, Regency may send Notification to MCW LLC of Regency’s election to (i) require that the Company dissolve and distribute the assets of the Company in kind to the Members in accordance with the procedures described in Section 7.5 or (ii) purchase, or cause its designee to purchase, the Projects or the Membership Interests of MCW LLC pursuant to Section 9.2 hereof.

(d) Within six months following a Change of Control of Regency, MCW LLC may send Notification to Regency of MCW LLC’s election to (i) require that the Company dissolve and distribute the assets of the Company in kind to the Members in accordance with the procedures described in Section 7.5, or (ii) terminate the Property Management Agreement.

Section 7.3 Dissolution of the Company. The Company shall be dissolved upon the first to occur of any of the following events:

(a) the agreement of the Members that the Company should be dissolved;

(b) (i) delivery by MCW LLC of Notification to Regency and the U.S. Manager, within six months following the Change of Control of Regency, of MCW LLC’s election to dissolve the Company pursuant to Section 7.2(d)(i) or (ii) delivery by Regency of Notification to MCW LLC and the U.S. Manager, within six months following the Change of Control of MCW LLC, of Regency’s election to dissolve the Company pursuant to Section 7.2(c)(i);

(c) the election by a non-defaulting Non-Managing Member to dissolve the Company pursuant to Section 7.2(b);

(d) delivery by one Non-Managing Member to the other Members at any time of the sending Non-Managing Member’s election to dissolve the Company after the receiving Non-Managing Member files in any court pursuant to any statute of the United States or any state thereof a petition in bankruptcy or insolvency or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Non-Managing Member’s property, or if such Non-Managing Member makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if any such a petition in bankruptcy or insolvency is filed against such Member which is not discharged within 60 days thereafter;

(e) delivery by one Non-Managing Member to the other Members at any time of the sending Non-Managing Member’s election to dissolve the Company after a change in the Code, or any case law, regulations or IRS rulings or interpretations thereunder that would cause Regency’s general partner (if the Notification is delivered by Regency) or MCW LLC’s sole member (if the Notification is delivered by MCW LLC) to cease to qualify as a real estate investment trust under the Code; or

Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs. Immediately upon dissolution, the Members shall proceed to wind up the affairs of the Company, and, upon completion of such winding up, liquidate the Company’s assets as provided in Section 7.4 and Section 7.5. Notwithstanding the dissolution of the Company prior to the winding up of the affairs of the Company, as aforesaid, the business of the Company and the affairs of the Members as such, shall continue to be governed by this Agreement.

Section 7.4 Liquidation.

(a) Upon the dissolution of the Company pursuant to Section 7.3, U.S. Manager shall wind up the business and affairs of the Company in an orderly manner. The management of the Company shall continue to be governed by the provisions of Article VI while the U.S. Manager winds up the Company.

(b) The proceeds of liquidation shall be paid in the following order:

(i) First, to the payment of and discharge of all of the Company’s debts and liabilities to Persons including Members (other than in respect of their Membership Interests) and the expenses of liquidation;

(ii) Second, to the establishment of any reserves, such reserves to be paid over by U.S. Manager to a bank or other third party acceptable to the Members, as escrow agent, to be held for disbursement in payment of any liabilities and, at the expiration of such reasonable time as may be determined by U.S. Manager for distribution of the balance in the manner hereafter provided in this Section 7.4; and

(iii) The balance, if any, shall be distributed to the Members in accordance with the priorities set forth in Section 5.1(b); provided that the entire Cumulative Excess Performance Amount shall be distributed to the U.S. Manager.

(c) Any distributions under this Article VII to Members upon liquidation (whether in cash, cash equivalents, or in kind) shall be made by the end of the taxable year in which the liquidation of the Company occurs (or, if later, within 90 days after the date of such liquidation).

(d) It is intended that the distributions set forth in this Section 7.4 comply with the intention of Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. However, if the distributions set forth in this Section 7.4 would not be the same as distributions made in accordance with positive Capital Accounts, no change in the amounts of distributions pursuant to this Section shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, distributions set forth in this Section 7.4 shall be in accordance with positive Capital Accounts.

Section 7.5 Distribution in Kind.

(a) Upon the dissolution of the Company following the election of the applicable Non-Managing Member pursuant to Section 7.2(b), 7.2(c)(i) or 7.2(d)(i) hereof, all (or in the case of clause (y) of Section 7.2(b) hereof, a portion) of the assets of the Company remaining after distribution pursuant to Section 7.4(b)(i) and (ii) shall be distributed pursuant to Section 7.4(b)(iii) (i) in cash to the U.S. Manager and (ii) in kind to MCW LLC and Regency, in lieu of cash in accordance with the procedures described below. Distribution of any Projects in kind to a MCW LLC and Regency shall be considered for purposes of Section 7.4 a distribution of an amount equal to the Project’s Fair Market Value, less the amount of any liabilities secured by the distributed Project which such Member is considered to assume or take subject to (but not in excess of the Fair Market Value of the Project if the Member takes subject to but does not assume such liabilities).

(b) In preparation for distributing the assets of the Company in kind to MCW LLC and Regency on liquidation of the Company, the Fair Market Value of the Projects shall be determined by appraisal by a Qualified Appraiser. Within thirty (30) days after receipt by U.S. Manager of the appraisals, U.S. Manager shall make an initial determination of the amount that each Member would be entitled to receive if the Company’s assets were sold for Fair Market Value and the cash proceeds distributed to the Members as set forth in Section 7.4(b) hereof.

The amount distributable to MCW LLC pursuant to this Section 7.5 shall equal the sum of the amounts distributable to MCW LLC pursuant to Section 7.4(b)(iii) (such amount is herein called “MCW LLC’s Liquidation Amount”). The amount distributable to Regency pursuant to this Section 7.5 shall equal the sum of the amounts distributable to Regency pursuant to Section 7.4(b)(iii) (such amount is herein called “Regency’s Liquidation Amount”).

(c) A “Liquidation Percentage” (herein so called) shall be determined for each of MCW LLC and Regency based on MCW LLC’s Liquidation Amount and Regency’s Liquidation Amount, respectively. The Liquidation Percentage shall be an amount stated as a percentage, equal to a fraction, (i) the numerator of which is MCW LLC’s Liquidation Amount, or Regency’s Liquidation Amount, as the case may be and (ii) the denominator of which is the sum of MCW LLC’s and Regency’s Liquidation Amounts.

(d) Projects will be selected by the Non-Managing Members for distribution to them based on their Liquidation Percentages. If a Non-Managing Member has elected to cause the dissolution pursuant to Section 7.3(b), (c) or (d), such Non-Managing Member shall be the first to select which Projects shall be distributed to it. If a Non-Managing Member has elected to cause the dissolution pursuant to Section 7.3(e), the Non-Managing Member who did not elect to cause the dissolution shall be the first to select which Project shall be distributed to it. If the dissolution has been triggered by mutual agreement of the Members, the first to select shall be determined by coin toss unless otherwise agreed by the parties.

By way of example, if Regency’s Liquidation Percentage is 35% and Regency selects first, then the process will proceed as follows:

(i) Regency will select its first Project;

(ii) MCW LLC will then select its first Project;

(iii) The foregoing process will be repeated until all Projects have been selected or neither Non-Managing Member wishes to receive a distribution in kind of any of the remaining Projects, or until a Non-Managing Member, with its next selection, would exceed such Non-Managing Member’s Liquidation Amount. If a Non Managing Member, with its next selection, would exceed such Non-Managing Member’s Liquidation Amount, such Non-Managing Member will then make its last selection, and that portion of the Net Asset Value of the selected Project that exceeds such Non-Managing Member’s remaining Liquidation Amount shall be paid to the Company in cash within 30 days if such excess amount represents less than 50% of the Net Asset Value of the Project in question. If such excess amount represents 50% or more of the Net Asset Value of the Project, such Non-Managing Member may not make such selection, and the Company shall pay such remaining Liquidation Amount to such Non-Managing Member in cash as promptly as practicable. All remaining Projects shall be allocated to the Non-Managing Member whose remaining Liquidation Amount has not yet been exceeded to the extent that such Non-Managing Member so elects.

MCW LLC’s and Regency’s respective Capital Accounts shall be charged or credited, as the case may be, as if the Project had been sold for cash at such Fair Market Value and the Profits or Losses recognized thereby had been allocated to and among the Non-Managing Members in accordance with Section 4.2.

(e) In connection with the distribution in kind of a Project to a Non-Managing Member under this Section 7.5, at a closing to be held as promptly as practicable after the completion of the selection process under Section 7.5(d), the Company or the applicable Project Level Entity, as applicable, shall execute and deliver all documents that may be necessary or appropriate and customary, in the reasonable opinion of counsel to the Non-Managing Member receiving the distribution and as determined by a title company selected by the receiving Non-Managing Member, to convey good, marketable and indefeasible fee simple title to the applicable Project by special warranty deed, free and clear of all liens and encumbrances (other than (i) liens securing any mortgage debt that the receiving Non-Managing Member has agreed to assume, (ii) liens for taxes not yet delinquent, (iii) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the subject Project or (iv) those title matters affecting the Project existing at the time the Project was acquired by the Company and disclosed on the title insurance commitment issued to the Company at that time), together with all documents customarily required in similar transactions or as reasonably required by the receiving Non-Managing Member or the title company, including owner’s title policy and survey. The receiving Non-Managing Member shall execute and deliver all documents reasonably required by the Company to evidence the receiving Non-Managing Member’s assumption of debt which the receiving Non-Managing Member has agreed to assume. All items of income and expenses, charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Company and the receiving Non-Managing Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills. The Company shall pay all closing costs normally and customarily paid by a seller of a real property interest in the area where the applicable Project is located, and the receiving Non-Managing Member shall pay all closing costs normally and customarily paid by a buyer of a real property interest; provided, however, that the receiving Non-Managing Member and the Company shall each pay the fees and expenses of its own legal counsel.

(f) Any remaining Projects shall immediately be marketed for sale by the Company. The net proceeds from all such Sales shall be distributable to the Non-Managing Members as Net Proceeds from Capital Transactions in the order set out in Section 7.4(b).

Section 7.6 Right of First Offer.

(a) If either MCW LLC or Regency decides to offer for sale a Project that it has received pursuant to Section 7.5 within 180 days after the date that the Project has been distributed to it, MCW LLC or Regency, as applicable (“Selling Member”), shall first Notify the other Non-Managing Member (“Buying Member”) and give the Buying Member 30 days in which to make a written offer to purchase the Project (the “Offer”) and the Selling Member shall not sell such Project for a price less than the price offered by the Buying Member for such Project for 180 days after the date of the Offer, but may sell such Project for more than such price at any time after receipt of the Offer.

(b) Unless otherwise set forth in the Offer, within five Business Days after the Selling Member’s acceptance of the Offer, the Buying Member shall deposit Earnest Money equal to five percent (5%) of the Offer price with an independent and neutral party reasonably satisfactory to the Selling Member. The Earnest Money shall be applied against the purchase price at the closing referenced below, or shall be paid as liquidated damages in the event of default by the Buying Member. In the event the Buying Member fails to deposit timely such Earnest Money, then the Selling Member shall be free to sell the subject Project at any price at any time without further reference to this Section 7.6.

(c) Unless otherwise set forth in the Offer, if the Selling Member accepts the Offer, the Buying Member shall pay (or cause its designee to pay) to the Selling Member, at a closing to be held at the Selling Member’s principal offices no later than 90 days after the Selling Member’s acceptance of the Offer, an amount equal to the price set forth in the Offer. Simultaneously with the receipt of such payment, the Selling Member shall execute and deliver all documents that may be necessary or appropriate and customary, in the reasonable opinion of counsel to the Buying Member and as determined by a title company selected by the Buying Member, to convey good, marketable and indefeasible fee simple title to the Project, free and clear of all liens and encumbrances (other than (i) liens securing any mortgage debt that the Buying Member has agreed to assume, (ii) liens for taxes not yet delinquent, (iii) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the subject Project or (iv) those title matters affecting the Project existing at the time the Project was acquired by the Selling Member and disclosed on the title insurance commitment issued to the Selling Member at that time), together with all documents customarily required in similar transactions or as reasonably required by the Buying Member or the title company, including owner’s title policy and survey. The Buying Member shall execute and deliver all documents reasonably required by the Selling Member to evidence the Buying Member’s assumption of debt which the Buying Member has agreed to assume. All items of income and expenses, charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Selling Member and the Buying Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills. The Selling Member shall pay all closing costs normally and customarily paid by a seller of a real property interest in the area where the applicable Project is located, and the Buying Member shall pay all closing costs normally and customarily paid by a buyer of a real property interest; provided, however, that the Buying Member and the Selling Member shall each pay the fees and expenses of its own legal counsel. In the event of the Buying Member’s default of its obligation to purchase under this Section 7.6(c), then the Selling Member shall be free to sell the subject Project at any price at any time without further reference to this Section 7.6.

Section 7.7 Certificate of Cancellation. Upon the completion of the distribution of Company assets as provided in this Article VII, the Company shall be terminated and cancelled, and U.S. Manager, shall cause a Certificate of Cancellation to be filed in the office of the Secretary of State of Delaware, and shall take such other actions as may be necessary or appropriate to terminate and wind up the Company.

ARTICLE VIII

BOOKS AND RECORDS, ACCOUNTING, REPORTS

Section 8.1 Books and Records. U.S. Manager shall keep just and true books of account with respect to the operations of the Company. The books and records (including leases and other contracts) of the Company shall be maintained at the principal office of the Company and such other locations as may be designated by U.S. Manager, and shall be available for examination and copying at all times by the Members during ordinary business hours. The Members shall have the right to inspect any Project at any time during ordinary business hours.

Section 8.2 Accounting Basis and Fiscal Year. The Company’s books and records shall be closed and balanced at the end of each Fiscal Year. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting and applied in a consistent manner in accordance with generally accepted accounting principles in the United States. The accrual method of accounting shall be used for both Company and tax accounting purposes. The Fiscal Year of the Company shall be the 12-month period ending December 31.

Section 8.3 Reports.

(a) U.S. Manager shall have prepared and shall deliver to the Members within three Business Days after the end of each month unaudited operating statements for each of the Company’s Projects, and within 15 days after the end of each month such additional information, including narrative information concerning operations, as any Member may reasonably request.

(b) Within 45 days after the end of each Fiscal Quarter, U.S. Manager shall have prepared and shall deliver to the Members such quarterly reports as any Member may reasonably request, which may include a balance sheet and operating statements for each Project and for the Company, together with a written analysis of operations of each of the Projects and a reasonably detailed estimate of Net Operating Cash and a summary of all distributions during such Fiscal Quarter, all of which shall be certified by U.S. Manager, but which may be unaudited. Such quarterly report shall be in a form acceptable to each of the Members.

(c) U.S. Manager shall prepare or cause to be prepared, at the expense of the Company, all federal, state and local income tax returns required of the Company. U.S. Manager shall submit or cause the submission of such returns to the Members in draft form for each of their review and approval which shall not be unreasonably withheld, and after receiving such approval, shall file or cause the filing of the tax returns and shall furnish or cause to be furnished to the Members all necessary information concerning the Members’ distributive share of the Company items shown on the Company’s tax returns to enable the Members to prepare their federal, state and local income tax returns, with such information for each Fiscal Year to be furnished to the Members by March 31 of the next year. The Members shall provide all comments, and their approval and consent to the filing of the returns subject to the implementation of their comments at least five (5) days prior to the due date of the applicable return; otherwise, the Members shall be deemed to have approved and consented to the filing of the return submitted to the Members by U.S. Manager.

(d) Within 90 days after the end of each Fiscal Year, U.S. Manager shall send to the Members (i) the balance sheet of the Company and the Members’ Capital Account balances as of the end of such year and statement of income (loss), statement of Members’ equity and statement of cash flow of the Company for such year, and (ii) a statement of Net Operating Cash and actual cash distributions for such year, all of which shall be audited by the Accountant.

(e) U.S. Manager shall provide to the Members or any of their respective Affiliates promptly upon any such Member’s request, any information as may be reasonably necessary to conform the information provided pursuant to this Section 8.3 to the generally accepted accounting principles prevalent in Australia.

(f) U.S. Manager shall, within 5 Business Days after U.S. Manager receives knowledge of the following matters, give notice (i) to the Members of (x) any default under any Financing or breach of or default under any other material agreement of which the Company is a party, (y) nonpayment of property taxes with respect to a Project, or (ii) any matter that will likely result in a loss greater than $100,000 to the Company, and (iii) copies to the Members of any material notices given under any Regency Agreement by (x) the Company or (y) Regency or any Affiliate of Regency.

(g) Within forty-five (45) days after the end of the third quarter of each calendar year, the Company shall provide to the Members an estimate of the amount and nature of the Members’ respective distributive shares of Company items of taxable income, gain, loss and deduction realized or incurred by the Company during the first three quarters of such calendar year, the amounts of ordinary income and capital gain and the amount of earnings and profits (within the meaning of Section 312 of the Code) attributable thereto. When providing this information, U.S. Manager should also inform the Members of any significant transactions that are contemplated to occur during the fourth quarter of such Fiscal Year. The Company shall also provide such information for the entire calendar year within twenty-five (25) days after the close of such calendar year. In developing such information and fulfilling its obligations hereunder, the Company shall retain its regular nationally recognized accounting firm to review such information. In providing such estimates, the Company shall also make available to the Members and their respective tax advisors the supporting computations underlying such estimates. The Company shall also provide information to the Members on a quarterly basis within twenty (20) days after the end of each quarter, or at such other times as any Member may reasonably request, regarding the nature and amount of the Company’s assets and gross income that is sufficient to permit such Member to ascertain its compliance with the REIT income and asset tests and to comply with the REIT recordkeeping requirements under the Code and the applicable Regulations.

(h) U.S. Manager agrees to Notify the Members promptly after the Company first receives percentage rent under an Anchor Lease or after U.S. Manager has knowledge that the tenant under an Anchor Lease has entered into a sublease for any space thereunder.

(i) Additionally, U.S. Manager shall provide MCW LLC with information necessary for MCW LLC and its Affiliates to comply with Australian securities laws upon a reasonable request from MCW LLC.

Section 8.4 Independent Audit or Review.

(a) At Company expense, U.S. Manager shall cause the Accountant to conduct an annual audit of the Company’s financial statements in accordance with generally accepted accounting principles in the United States, consistently applied. A copy of the audit report and the accompanying financial statements shall be provided to the Members.

(b) Any Member shall have the absolute right to undertake a periodic audit review of the Company or its Projects, the fees payable hereunder to U.S. Manager or Regency (or its Affiliates) and U.S. Manager’s or Regency’s (or its Affiliates’) compliance with the provisions of this Agreement or the Property Management Agreement. Such audit review may be undertaken directly by any Member or by third parties engaged by any Member, including accountants, consultants and appraisers. U.S. Manager or Regency (or its Affiliate), as the case may be, shall cooperate fully with such Member or any such third party in connection with such audit review. All adjustments, payments and reimbursements to the fees payable hereunder to U.S. Manager or to Regency or Regency (or its Affiliate) under the Property Management Agreement determined by such Member or its representatives to be appropriate by such audit review shall be effected promptly by U.S. Manager; provided, however, that if U.S. Manager or Regency (or its Affiliate), as the case may be, disputes any of such adjustments, payments or reimbursements, then the matters in dispute shall be submitted to a mutually acceptable firm of nationally recognized independent certified public accountants (other than the Accountant), who shall determine which party’s determination is correct and whose decision shall be binding. If the audit for any given annual period discloses that aggregate adjustments, payments and reimbursements in favor of the Company exceed either a percentage in excess of 3% of the total distributions made to the Members in the year under audit or (with respect to U.S. Manager’s or Regency (or its Affiliates) fees only) in an adjustment in excess of 3% of the fees payable to U.S. Manager or Regency (or its Affiliates), as the case may be, the cost of such audit shall be paid by U.S. Manager or Regency (or its Affiliates), as the case may be, out of its own funds. Otherwise, the cost of the audit shall be paid by the Member who initiated the review from its own funds.

Section 8.5 Bank Accounts. U.S. Manager shall be responsible for causing one or more bank accounts of the Company to be maintained in an FDIC-insured bank (or banks), which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Company. All deposits and funds shall be swept daily to interest-bearing Company accounts approved by each of the Members as part of the Company’s cash management system, subject to any lock-box requirements imposed by lenders. All amounts in Company accounts shall be and remain the property of the Company, and shall be received, held and disbursed for the purposes specified in this Agreement.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS

Section 9.1 General Restrictions. No Member may sell, assign, transfer, pledge or otherwise encumber (for purposes of this Article IX, the foregoing may be collectively referred to as a “Transfer”) any of its rights or interests in the Company, including its Membership Interest and its interest in Company allocations or distributions, except (i) to an Affiliate provided that the Transferring Member shall remain liable for its obligations hereunder in connection with a merger, consolidation or other business combination in which such Member is the surviving entity, (ii) in connection with a merger, consolidation or other business combination involving the Member’s general partner or parent company and an unrelated third party in which the Member is not the surviving entity (for example, a merger of Regency’s general partner into an unrelated third party that also involves the merger of Regency into the operating partnership of such unrelated third party), or (iii) as provided in this Article IX. Any attempted Transfer in violation of this Article IX shall be void ab initio and shall constitute an Event of Default hereunder.

Section 9.2 Purchase Option.

(a) If a Non-Managing Member elects by written notice to purchase the Projects, or at its election the other Non-Managing Member’s Membership Interests, pursuant to Sections 7.2(b), 7.2(c) or 7.2(d) hereof (the “Purchase Option Purchaser”), then the Purchase Option Purchaser shall purchase the Projects (or the Project Level Entities) from the Company, or the Membership Interests from the other Non-Managing Member, in accordance with this Section 9.2 (such purchase being the “Purchase Option”).

(b) Fair Market Value. The Projects shall be appraised by a Qualified Appraiser and valued at Fair Market Value as of the time of the exercise of the Purchase Option (the “Appraised FMV”). In the event Membership Interests are being purchased, the valuation of the Membership Interests shall be based on the Appraised FMV and shall be determined as if the Company was being liquidated pursuant to Section 7.4(b).

(c) Earnest Money; Default. Within five (5) Business Days after the date of the exercise of the Purchase Option, the Purchase Option Purchaser shall deposit in cash an aggregate amount equal to five percent (5%) of the Appraised FMV multiplied by the other Non-Managing Member’s Percentage Interest (or if such Appraised FMV has not then been finally determined, then an amount equal to five percent (5%) of the Fair Market Value established by reference to the most recent independent appraisal, obtained pursuant to Section 6.13 multiplied by other Non-Managing Member’s Percentage Interest) (the “Earnest Money”) with an independent and neutral party reasonably satisfactory to the non-acquiring Non-Managing Member. The Earnest Money shall be applied against the purchase price at the closing referenced below, or shall be paid to the Company or applicable Project Level Entity (if Projects (or the Project Level Entities) were to be purchased) or the other Non-Managing Member (if Membership Interests were to be purchased) as liquidated damages in the event of default by the Purchase Option Purchaser. In the event that the Earnest Money is not deposited as provided above, the election of the Purchase Option Purchaser shall be deemed ineffective, and such Non-Managing Member shall have no rights to the Projects (or the Project Level Entities) or the other

Non-Managing Member’s Membership Interest unless another Purchase Option is triggered by such Non-Managing Member due to an Event of Default or Change of Control that occurs after the last election made and not closed in accordance with the preceding sentence with respect to such a Non-Managing Member.

(d) Purchase Option Closing. The Purchase Option shall be closed and consummated on that date (the “Purchase Option Closing Date”) designated by the Purchase Option Purchaser, which date shall be within sixty (60) calendar days after the exercise of the Purchase Option. All Net Operating Cash, if any (after establishment of a reasonable Reserve, which Reserve or so much thereof as exists after payment of all liabilities of the Company and/or its subsidiaries shall be released after a reasonable period of time), shall be distributed to the Members in accordance with the applicable provisions of Section 5.1(b) on the Purchase Option Closing Date and prior to consummation of the purchase pursuant to this Section 9.2 as if such distribution date were the last day of a Fiscal Year. An amount equal to the Appraised FMV (less the amount of any debt on the Projects assumed or retained by the Purchase Option Purchaser in connection with the acquisition of such Projects (or the Project Level Entities), multiplied by (if Membership Interests are to be purchased) the other Non-Managing Member’s Percentage Interest, shall be paid to the Company or applicable Project Level Entities (if Projects (or the Project Level Entities) were to be purchased) or to the other Non-Managing Member (if Membership Interests were to be purchased), by the Purchase Option Purchaser or its designee, in cash on the Purchase Option Closing Date. The non-acquiring Non-Managing Member agrees to indemnify the Purchase Option Purchaser for its respective portions of liabilities incurred by the Company prior to the Purchase Option Closing Date, to the extent that no adjustment for such liabilities has been made to the amount paid by the Purchase Option Purchaser on the Option Closing Date. As of the Purchase Option Closing Date, the non-acquiring Non-Managing Member shall have no further obligations with respect to the Company. In the event that the non-acquiring Non-Managing Member or the Company defaults in the performance of their respective obligations under this Section 9.2, the Purchase Option Purchaser shall have the right to exercise all rights and remedies against the non-acquiring Non-Managing Member and the Company available at law or in equity, including, without limitation, the remedy of specific performance. Upon the Purchase Option Purchaser’s election to exercise the Purchase Option following a Change of Control, the Company (if Projects were to be purchased) or the non-acquiring Non-Managing Member (if Membership Interests were to be purchased) shall pay all closing costs incurred in connection with the implementation of the Purchase Option under this Section 9.2 normally and customarily paid by a seller of a real property interest and the Purchase Option Purchaser shall pay all closing costs incurred in connection with the implementation of the Purchase Option under this Section 9.2 normally and customarily paid by a buyer of a real property interest; provided, however, that the Company, the non-acquiring Non-Managing Member and the Purchase Option Purchaser shall each pay the fees and expenses of their respective legal counsels. Upon the Purchase Option Purchaser’s election to exercise the Purchase Option pursuant to Section 7.2(b), the Defaulting Member shall pay all closing costs incurred in connection with the implementation of the Purchase Option under this Section 9.2.

(e) Deliveries with respect to Acquisition of Projects. As part of such Purchase Option if Projects were to be purchased, the Company and/or the applicable Project Level Entities shall execute and deliver all documents that may be necessary or appropriate and customary, in the reasonable opinion of counsel to the Purchase Option Purchaser and as determined by a title company selected by the Purchase Option Purchaser, to convey good, marketable and indefeasible fee simple title to the Project(s) by special warranty deed, free and clear of all liens and encumbrances (other than (i) liens securing any mortgage debt that the Purchase Option Purchaser has agreed to assume or retain, (ii) liens for taxes not yet delinquent, (iii) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the subject Project or (iv) those title matters affecting the Project existing at the time the Project was acquired by the Company or the applicable Project Level Entity and disclosed on the title insurance commitment issued to the Company or the applicable Project Level Entity at that time), together with all documents customarily required in similar transactions or as reasonably required by the Purchase Option Purchaser or the title company, including owner’s title policy and survey. The Purchase Option Purchaser shall execute and deliver all documents reasonably required by the Company or the applicable Project Level Entity to evidence the Purchase Option Purchaser’s assumption or retention of debt which the Purchase Option Purchaser has agreed to assume or retain. All items of income and expenses, charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Company or the applicable Project Level Entity and the Purchase Option Purchaser shall prorate on the best available information, subject to adjustment upon receipt of the final bills. The Company shall apply the proceeds of any closing under this Section 9.2 to the outstanding balance under any debt of the Company or the applicable Project Level Entity as to which the sale of the Project may result in an event of default.

(f) Deliveries with respect to Acquisition of Membership Interests. As part of such Purchase Option if Membership Interests were to be purchased, the Company and all of the Members shall execute, seal, swear to, and deliver for and on its or their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the Purchase Option Purchaser, to effect such Purchase Option and transfer the selling Non-Managing Member’s Membership Interest free and clear of all liens and encumbrances (other than liens for taxes not yet delinquent) including, but not limited to an assignment of such selling Non-Managing Member’s Membership Interest and a withdrawal by such selling Non-Managing Member as a Member of the Company, each in a form reasonably acceptable to the Purchase Option Purchaser. All items of income and expenses, charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the selling Non-Managing Member and the Purchase Option Purchaser shall prorate on the best available information, subject to adjustment upon receipt of the final bills.

(g) Releases. As part of such Purchase Option, the Purchase Option Purchaser shall deliver a full and unconditional release of the applicable Project Level Entities (if Projects (or the Project Level Entities) were to be purchased) or the other Non-Managing Member’s (if Membership Interests were to be purchased) guaranty (“Guaranty”) of the Company’s debt to any lender (the “Release”). The Purchase Option Purchaser (and in the event that the Purchase Option Purchaser is MCW LLC, then also MCW) shall indemnify, hold harmless and defend the Company or the applicable Project Level Entities (if Projects (or the Project Level Entities) were to be purchased) or the other Non-Managing Member (if

Membership Interests were to be purchased) in the event the Purchase Option Purchaser is unable to obtain the Release, from and against any and all amounts which may become due under the Guaranty.

(b) Remedies. Without limiting the remedies available to the Company or either of the Non-Managing Members, as the case may be, as a result of the breach of either Non-Managing Member’s obligations under this Section 9.2, the non-acquiring Non-Managing Member shall have the option, within 60 days of default by the Purchase Option Purchaser in its obligation to purchase under this Section 9.2, of substituting itself as the Purchase Option Purchaser under this Section 9.2 (such non-acquiring Non-Managing Member being then referred to as a “Substituted Buyer”). Such option shall be exercised by giving Notice to the defaulting Purchase Option Purchaser of such exercise and by depositing, within five days after such Notice, Earnest Money equal to five percent (5%) of the Appraised FMV, multiplied by (if purchasing the Purchase Option Purchaser’s Membership Interest) the Purchase Option Purchaser’s Percentage Interest, with an independent and neutral party selected by the Substituted Buyer, whereupon, for purposes of this Section 9.2, the Substituted Buyer shall become the Purchase Option Purchaser and the defaulting Purchase Option Purchaser shall become the non-acquiring Non-Managing Member.

ARTICLE X

REDEMPTION OR CONVERSION

Section 10.1 Redemption or Conversion. At any time after the fifth anniversary of the date of this Agreement, Regency may elect to have the Company redeem for cash its Membership Interest, in whole or in part. Within thirty (30) days of such election, U.S. REIT may elect (such election to be irrevocable), in its sole and absolute discretion, to purchase, for cash or Class C common stock, par value $0.01 per share, of U.S. REIT (the “Class C Shares”), that portion of any Regency’s Membership Interest to be redeemed. If Regency receives Class C Shares and exchanges them for MCW units pursuant to the Exchange Agreement, Regency may sell the MCW units on the open market, subject to applicable sale restrictions under Australian securities laws. Macquarie CountryWide Management Limited agrees to use its best efforts to obtain waivers from the ASX, allowing Regency to sell the MCW units without restriction. In the event that U.S. REIT elects to purchase Regency’s Membership Interest to be redeemed, such purchase shall occur within five (5) Business Days of the completion of the appraisal obtained in accordance with Section 10.2. In the event that U.S. REIT does not elect to purchase Regency’s Membership Interest to be redeemed, such redemption by the Company shall occur within sixty (60) Business Days of, but not less than thirty (30) days after, the delivery of written notice by Regency to the Company and U.S. REIT of its election to redeem all or such portion of its Membership Interest. U.S. REIT may elect to purchase Regency’s Membership Interest for Class C Shares only to the extent that U.S. REIT then qualifies as a REIT under Section 856 of the Code. In the event of a purchase for Class C Shares, Regency, at its sole cost and expense, shall be entitled to conduct reasonable due diligence on U.S. REIT’s qualification as a REIT under the Code and may condition such exchange upon the opinion of counsel to U.S. REIT or other nationally recognized tax counsel that U.S. REIT qualifies as a REIT under Section 856 of the Code.

Section 10.2 Valuation. At the time of the election of redemption pursuant to Section 10.1 hereof, the Projects shall be appraised by a Qualified Appraiser to determine their Fair Market Value. Based on such Fair Market Value, Regency’s Membership Interest shall be valued as if the Company was being liquidated pursuant to Section 7.4(b) and Regency was distributed its share of such proceeds in cash, taking into account prorations and adjustments for all items of income and expenses, charges, escrows, deposits and fees customary in similar transactions. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, U.S. REIT and Regency shall prorate on the best available information, subject to adjustment upon receipt of the final bills. If U.S. REIT elects to purchase Regency’s Membership Interest with Class C Shares pursuant to Section 10.1, the proceeds that Regency would have received for its entire Membership Interest (as determined by the immediately preceding sentence) shall be divided by the Trust Index (as determined for the ten (10) trading days immediately prior to Regency’s notice of redemption) to determine the number of MCW units to which Regency would be entitled if Regency’s entire Membership Interest was being offered for redemption, U.S. REIT elected to purchase such Membership Interest for Class C Shares and such Class C Shares were immediately exchanged for MCW units (such number of MCW units being the “Exchange Units”). Upon such purchase, Regency shall receive that number of Class C Shares in U.S. REIT which, upon exchange into MCW units pursuant to the Exchange Agreement, shall result in Regency obtaining the Exchange Units multiplied by the percentage of the total Membership Interest held by Regency being redeemed.

Section 10.3 Closing Deliveries. As part of the U.S. REIT’s acquisition of all or any portion of Regency’s Membership Interest for Class C Common Shares, the Company and all of the Members shall execute, seal, swear to, and deliver for and on its or their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to U.S. REIT, to effect such acquisition and transfer all or such portion of Regency’s Membership Interest free and clear of all liens and encumbrances (other than liens for taxes not yet delinquent) including, but not limited to an assignment of such Regency’s Membership Interest and a withdrawal by Regency as a Member of the Company, each in a form reasonably acceptable to the U.S. REIT.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements to be performed solely within the State of Delaware.

Section 11.2 Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court that has jurisdiction over any other party hereto or any or all of such party’s or parties’ property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the prevailing party shall be entitled to the payment of its own attorneys’ fees and court costs from the losing party.

Section 11.3 No Partition. No Member shall have the right to partition any of the Company’s Projects or interests in any Project nor shall a Member make application to any court or authority to commence or prosecute any action or proceeding for a partition thereof, and upon any breach of the provisions of this Section 11.3 by a Member, the other Members shall be entitled to a decree or order restraining or enjoining such application, actions, or proceedings in addition to all other rights and remedies afforded by law or equity.

Section 11.4 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the respective parties hereto. No other Person shall have any rights or remedies hereunder.

Section 11.5 Complete Agreement: Amendment. This Agreement, together with each of the exhibits which are incorporated as if expressly set forth herein, the Property Management Agreement, and any agreements entered into in connection with the acquisition or divestiture of Projects, constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto. This Agreement may not be amended, altered or modified except by a writing signed by all the Members.

Section 11.6 Confidentiality and Nondisclosure. All confidential information which shall have been furnished or disclosed by the Company or a Member to any other Member pursuant to this Agreement or the negotiations leading to this Agreement that has been furnished prior to the execution of this Agreement or is hereafter furnished, and is identified in writing as confidential shall be held in confidence and shall not be disclosed to any Person other than their respective Affiliates, employees, directors, legal counsel, accountants or financial advisers with a need to have access to such information, except as reasonably necessary to comply with any disclosure obligations under any foreign, federal or state securities laws or the rules of any securities exchange on which the shares of a Member or one of its Affiliates are listed or as otherwise required by law. The obligations of this Section do not apply to information that (a) is or becomes part of the public domain, (b) is disclosed by the disclosing party to third parties without restrictions on disclosure or (c) is received by the receiving party from a third party without breach of a nondisclosure obligation.

Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties may not have signed the same counterpart.

Section 11.8 Fees and Commissions. Except as may be separately disclosed in writing to the other Member, each Member hereby represents and warrants that, as of the date of this Agreement there are no known claims for brokerage or other commissions or finder’s or other similar fees in connection with the transactions covered by the Original Agreement or this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on such Member’s behalf, and each Member hereby agrees to indemnify and hold harmless the other Members from and against any liabilities, costs, damages and expenses from any party making any such claims through such Member. Regency shall be responsible for all compensation payable to Macquarie Capital Partners LLC in connection with the negotiation of this Agreement and acquisition of the First Washington Portfolio.

Section 11.9 Execution of Other Documents. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

Section 11.10 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be illegal or invalid and contrary to any existing or future law, such illegality or invalidity shall not impair the operation of, or affect, those portions of this Agreement which are legal and valid.

Section 11.11 Survival of Indemnity Obligations. Except as expressly limited in this Agreement, any and all indemnity obligations of any party hereto shall survive any termination of the Company or a Member’s interest therein.

Section 11.12 Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by any other Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Member of the same or any other obligations of such other Member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder. The giving of consent by a Member in any one instance shall not limit or waive the necessity to obtain such Member’s consent in any future instance. A matter that is neither approved nor disapproved within the time period set forth herein for such approval or disapproval to be given shall be deemed disapproved by the non-responding party.

Section 11.13 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. The use herein of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. If any deadline falls on a day that is not a Business Day, the deadline shall be the first Business Day thereafter.

Section 11.14 Equitable Remedies. Any Member hereto shall, in addition to all other rights provided herein or as may be provided by law, and subject to the limitations set forth herein, be entitled to all equitable remedies, including those of specific performance and injunction, to enforce such Member’s rights hereunder.

Section 11.15 Remedies Cumulative. Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute, or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute, or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers, or remedies.

Section 11.16 Press Relations. Except as required by law or the rules of any securities exchange on which the shares of a Member or any of its Affiliates are listed, no Member shall make any public announcements with respect to this Agreement or the Company or its business without the Consent of the other Members.

Section 11.17 Notices. Notification shall be sent as follows:

If to Regency:

Regency Centers, L.P.

121 West Forsyth Street, Suite 200

Jacksonville, Florida 32202

Attention: Lisa Palmer

E-mail: Lpalmer@regencycenters.com

Facsimile: (904) 354-1832

If to MCW LLC:

Macquarie CountryWide (US) No. 2 LLC

c/o Macquarie CountryWide Management Limited

Level 13, No. 1 Martin Place

Sydney NSW 2000

Australia

Attention: Kylie K. Rampa

E-mail: kylie.rampa@macquarie.com

Facsimile: 011 61 2 8232 6510

If to U.S. Manager:

Macquarie-Regency Management, LLC

c/o Regency Centers, L.P.

121 West Forsyth Street, Suite 200

Jacksonville, Florida 32202

Attention: Lisa Palmer

E-mail: Lpalmer@regencycenters.com

Facsimile: (904) 354-1832

Section 11.18 Construction. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against either party is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties.

Section 11.19 Limitation of Liability.

(a) MCML enters into this Agreement only in its capacity as responsible entity of MCW and in no other capacity.

(b) A liability arising under or in connection with this Agreement can be enforced against MCML, only to the extent to which it can be satisfied out of the assets of MCW out of which MCML is actually indemnified for the liability.

(c) This limitation of MCML’s liability applies notwithstanding any other provision of this Agreement and extends to all liabilities and obligations of MCML in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

(d) Any party to this Agreement may not sue MCML in any capacity other than as responsible entity of MCW, including seeking the appointment to MCML of a receiver (except in relation to MCW’s assets), liquidator, administrator or any similar Person.

(e) The provisions of this Section 11.19 shall not apply to any obligation or liability of MCML to the extent that it is not satisfied because there is a reduction in the extent of MCML’s indemnification out of the assets of MCW, as a result of MCML’s fraud, negligence or breach of trust.

(f) MCML is not obliged to do or refrain from doing anything under this Agreement (including incurring any liability) unless MCML’s liability as responsible entity is limited in the same manner as set out in this Section 11.19.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

REGENCY CENTERS, L.P., a Delaware limited partnership

By:	Regency Centers Corporation, a Florida corporation, its general partner

By:	/s/ Kathy D. Miller
Name:	Kathy D. Miller
Its:	Vice President

MACQUARIE-REGENCY MANAGEMENT, LLC, a Delaware limited liability company

By: Regency Centers, L.P., a Delaware limited partnership, its managing member
By:	Regency Centers Corporation, a Florida corporation, its general partner

By:	/s/ Kathy D. Miller
Name:	Kathy D. Miller
Its:	Vice President

MACQUARIE COUNTRYWIDE (US) NO. 2 LLC, a Delaware limited liability company

By:	Macquarie-Regency Management, LLC, a Delaware limited liability company, its manager
By:	Regency Centers, L.P., a Delaware limited partnership, its managing member
	By:	Regency Centers Corporation, a Florida corporation, its general partner

	By:	/s/ Kathy D. Miller
	Name:	Kathy D. Miller
	Its:	Vice Presidnet

Accepted and Agreed solely for the
purposes of Article X:

MACQUARIE COUNTRYWIDE MANAGEMENT LIMITED, an Australian corporation, as the responsible entity of Macquarie CountryWide Trust

By:	/s/ Mark. W. Baillie
Name:	Mark W. Baillie
Its duly authorized attorney under power of attorney dated 27 May 2005, in the present of Ian Richardson

MACQUARIE COUNTRYWIDE (US) NO. 2 CORPORATION, a Maryland corporation

By:	/s/ Mark W. Baillie
Name:	Mark W. Baillie
Its

SCHEDULE 1

Base Amount

First, multiply the aggregate Fair Market Value (without giving effect to all Reserves and liabilities for money borrowed) of the Projects and other assets owned by the Company or its subsidiaries by the Percentage Interests of the MCW LLC (such product shall be referred to as the “MCW FMV”).

Second, the “Base Amount Rate” shall equal forty (40) basis points (0.4%) per annum.

Third, the Base Amount for each Half Year is equal to the MCW FMV at the end of the Half Year multiplied by the Base Amount Rate multiplied by the proportion that the number of days in the Half Year bears to 365.

The Base Amount is payable in installments at the end of each Fiscal Quarter in U.S. dollars. Payments in respect of the Fiscal Quarters ending March 31 and September 30 will be calculated as the MCW FMV at the end of the previous Half Year (December 31 and June 30, respectively) multiplied by the Base Amount Rate multiplied by the proportion that the number of days in the Fiscal Quarter bears to 365 and will represent part payment on account for the Base Amount for the Half Year in which the end of that Fiscal Quarter ends.

If any portion of the Base Amount for a Half Year is not distributed when payable, such unpaid but payable amount shall accumulate and shall be payable in accordance with Section 5.1(b)(ii)(1) whenever Net Operating Cash is available therefor.

SCHEDULE 2

Performance Amount

The Performance Amount (“PA”) in respect of a Half Year shall be an amount calculated in accordance with the following formula:

PA = (E x Z x P x C) + (O x Z x P x C)

In respect of a Half Year the Company shall accrue in accordance with Section 5.1(a)(ii)(2) an Excess Performance Amount (“EPA”) calculated in accordance with the following formula:

EPA = (AE x Z x P x C)

The Company shall maintain a Cumulative Excess Performance Amount which shall be increased (decreased) in respect of a Half Year in accordance with the following formula:

Increase (decrease) = EPA – (after the first Half Year) (E x Z x P x C)

Where:

“AE” equals the total number of Performance Units and “Excess Performance Units” to which MCML is entitled, and accrued by MCW, but not immediately issuable to MCML, under clause 19 of the MCW Constitution in respect of such Half Year.

“E” equals the total number of Performance Units and “Excess Performance Units” issuable to MCML under clause 19 of the MCW Constitution in respect of such Half Year, but to which MCML became entitled, and were accrued by MCW, in a previous Half Year.

“O” equals the total number of Performance Units immediately issuable to MCML under clause 19 of the MCW Constitution in respect of such Half Year.

“Z” equals the proportion that the MCW FMV (calculated in accordance with the methodology outlined in Schedule 1) bears to the total gross assets of MCW determined on a consolidated basis .

“P” equals the price per MCW unit used for the purposes of calculating the number of Performance Units and Excess Performance Units to be issued pursuant to clause 19.4 of the MCW Constitution (i.e., the term Pc in such clause of the MCW Constitution).

“C” equals the published rate at which one Australian dollar can be exchanged for one United States dollar as at the end of the relevant Half Year.

The above calculations of numbers of Performance Units and Excess Performance Units to which MCML becomes entitled in accordance with clause 19 of the MCW Constitution are to be made disregarding any reduction in the number of Performance Units or Excess Performance Units it is to receive as a consequence of any payment of the Performance Amount or accruals of any Excess Performance Amount to the US Manager.

If MCML becomes entitled to receive payment of cash from MCW in lieu of Performance Units or Excess Performance Units the above formulae are to be adjusted accordingly.

SCHEDULE 3

Trust Index

“VWAP” is the daily volume weighted average sale price for MCW units sold on ASX during the preceding 10 trading days, but does not include any transaction defined in the ASX market rules as a “special”, crossings prior to the commencement of normal trading, crossings during the after hours adjust phase, crossings during the closing phase, overnight crossings or any overseas trades or trades pursuant to the exercise of options over MCW units.

For the purposes of calculating VWAP, if, on some or all of the trading days in the relevant period, MCW units have been quoted on ASX as cum any distribution or entitlement, but MCW units will be issued under this Agreement ex such distribution or entitlement, then the VWAP on the trading days on which those MCW units have been quoted cum distribution or entitlement shall be reduced by an amount equal to:

(a)	in the case of a distribution, the amount of that distribution including, if the distribution is franked, the amount that would be included in the assessable income of the recipient of the distribution who is both a resident of Australia and a natural person under the “tax act” (as defined in the MCW Constitution);

(b)	in the case of an entitlement which is traded on ASX on any of those trading days, the average of the daily volume weighted average sale price for such entitlement sold on ASX during the relevant period on the trading days on which those entitlements were traded; or

(c)	in the case of an entitlement not traded on ASX during the relevant period, the value of the entitlement as reasonably determined by the responsible entity of MCW

Conversely, where on some or all of the trading days in the relevant period, MCW units have been quoted on ASX as ex any distribution or entitlement, but MCW units will be issued under this Agreement cum such distribution or entitlement, then the VWAP on the trading days on which those MCW units have been quoted ex distribution or entitlement shall be increased in accordance with clauses (a), (b) and (c) above in this definition of VWAP (with the necessary changes).

Where a specified period is stated in relation to the determination of VWAP and on any of the trading days during that period MCW Units were subject to a trading halt or suspended, the period shall be extended by the number of trading days on which the MCW units were not able to be traded or were suspended.

Where MCW units are reconstructed, consolidated, divided or reclassified into a lesser or greater number of securities during the period over which the VWAP is calculated, the VWAP will be adjusted by MCML as it considers appropriate and the terms of this Agreement will be construed accordingly.

EXHIBIT A

Capital Contributions; Percentage Interests

Name and Address	Capital Account	Percentage Interest
Macquarie CountryWide (US) No. 2 LLC c/o Macquarie CountryWide Management Limited Level 13, No. 1 Martin Place Sydney NSW 2000 Australia	$735,818,550.00	64.95%

Regency Centers, L.P. 121 West Forsyth Street, Suite 200 Jacksonville, Florida 32202	$395,948,550.00	34.95%

Macquarie-Regency Management, LLC 121 West Forsyth Street, Suite 200 Jacksonville, Florida 32202	$1,132,900.00	0.1%

EXHIBIT B

Projects

Property	Address	City	State	Project Level Entity

Auburn Village	2222 Grass Valley Hwy	Auburn	CA	FW CA-Auburn Village, LLC

Bayhill Shopping Center	851 Cherry Ave	San Bruno	CA	FW CA-Bay Hill Shopping Center, LLC

Brea Marketplace	835 East Birch Street	Brea	CA	FW CA-Brea Marketplace, LLC

Five Points Shopping Center	3943 State Street	Santa Barbara	CA	FW CA-Five Points Shopping Center, LLC

Granada Village Shopping Center	10823 Zelzah Ave	Granada Hills	CA	FW CA-Granada Village, LLC

Laguna Niguel Plaza	29941 Alicia Parkway	Laguna Niguel	CA	FW CA-Laguna Niguel Plaza, LLC

Lake Forest Village	24251 Muirlands Blvd	Lake Forest	CA	FW CA-Lake Forest Village, LLC

Mariposa Shopping Center	2760 Homestead Rd	Santa Clara	CA	FW CA-Mariposa Gardens Shopping Center, LLC

Navajo Shopping Center	8650 Lake Murray Blvd	San Diego	CA	FW CA-Navajo Shopping Center, LLC

Pleasant Hill Shopping Center	560 Contra Costa Blvd	Pleasant Hill	CA	FW CA-Pleasant Hill Shopping Center, LLC

Point Loma Plaza	3645 Midway Drive	San Diego	CA	FW CA-Point Loma Plaza, LLC

Rancho San Diego Village	3681 Avocado Blvd	La Mesa	CA	FW CA-Rancho San Diego Village, LLC

Silverado Plaza	611 Trancas St	Napa	CA	FW CA-Silverado Plaza, LLC

Snell & Branham Plaza	179 Branham Lane	San Jose	CA	FW CA-Snell & Branham Plaza, LLC

Stanford Ranch Village	2341 Sunset Blvd	Rocklin	CA	FW CA-Stanford Ranch Village, LLC

Twin Oaks Shopping Center	5727 Kanan Road	Agoura Hills	CA	FW CA-Twin Oaks Shopping Center, LLC

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Property	Address	City	State	Project Level Entity

Ygnacio Plaza	1881 Ygnacio Valley Road	Walnut Creek	CA	FW CA-Ygnacio Plaza, LLC

Applewood Shopping Center	3400 Youngfield Street	Wheat Ridge	CO	U.S. Retail Partners, LLC

Arapahoe Village	2798 Arapahoe Ave	Boulder	CO	U.S. Retail Partners, LLC

Cherrywood Square Shopping Center	7575 South University Blvd	Littleton	CO	U.S. Retail Partners, LLC

Ralston Square Shopping Center	12350 West 64th Street	Arvada	CO	U.S. Retail Partners, LLC

Corbin’s Corner	1445 New Britain Avenue	West Hartford	CT	FW CT-Corbins Corner Shopping Center, LLC

Spring Valley Shopping Center	4851 Massachusetts Avenue	Washington	DC	USRP I, LLC

First State Plaza	1600 West Newport Pike	Stanton	DE	USRP I, LLC

Newark Shopping Center	107 Newark Shopping Center	Newark	DE	FW Newark, LLC

Shoppes of Graylyn	1732 Marsh Road	Wilmington	DE	USRP I, LLC

Village Commons	711 Village Blvd.	West Palm Beach	FL	USRP I, LLC

Brentwood Commons	1145 South York Rd	Bensenville	IL	FW IL-Brentwood Commons, LLC

Civic Center Plaza	7801 North Waukegan Rd	Niles	IL	FW IL-Civic Center Plaza, LLC

Mallard Creek Shopping Center	750 East Rollins Rd	Round Lake Beach	IL	FW IL-Mallard Creek, LLC

McHenry Commons Shopping Center	2000 North Richmond Rd	McHenry	IL	FW IL-McHenry Commons Shopping Center, LLC

Riverside Square & River’s Edge	3145 South Ashland Ave	Chicago	IL	FW IL-Riverside/Rivers Edge, LLC

Riverview Plaza	3330 North Western Ave	Chicago	IL	FW IL-Riverview Plaza, LLC

Stonebrook Plaza Shopping Center	3243 West 115th Street	Merrionette Park	IL	FW IL-Stonebrook Plaza, LLC

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Property	Address	City	State	Project Level Entity

The Oaks Shopping Center	1555 Lee Street	Des Plaines	IL	FW IL-The Oaks Shopping Center, LLC

Willow Lake Shopping Center	2550 Lake Circle Lane	Indianapolis	IN	USRP Willow East, LLC

Willow Lake Shopping Center	2902 West 86th Street	Indianapolis	IN	USRP Willow West, LLC

Bowie Plaza	6824 Laurel-Bowie Rd	Bowie	MD	Capital Place I Investment Limited Partnership

Clinton Square	6415 Old Alexander Ferry Road	Clinton	MD	FW MD-Clinton Square, LLC

Cloppers Mill Village Shopping Center	18066 Mateny Rd	Germantown	MD	Cloppers Mill Village Center, LLC

Elkridge Corners Shopping Center	7280 Montgomery Rd	Elkridge	MD	L&M Development Company Limited Partnership

Festival at Woodholme	1809 Reisterstown Road	Baltimore,	MD	Woodholme Properties Limited Partnership

Firstfield Shopping Center	505 Quince Orchard RD	Gaithersburg	MD	USRP I, LLC

Goshen Plaza	9140 Rothbury Drive	Gaithersburg	MD	USRP I, LLC

Mitchellville Plaza	12100 Central Ave	Mitchellville	MD	Enterprise Associates

Northway Shopping Center	670 Old Mill Road	Millersville	MD	Northway Limited Partnership

Parkville Shopping Center	7709 Harford Rd	Baltimore	MD	Parkville Shopping Center, LLC

Penn Station Shopping Center	5730 Silver Hill Rd	District Heights	MD	S&P Associates Limited Partnership

Rosecroft Shopping Center	3201 Brinkley Rd	Temple Hills	MD	FW MD-Rosecroft Shopping Center, LLC

Southside Marketplace	857 East Fort Ave	Baltimore	MD	Southside Marketplace Limited Partnership

Takoma Park Shopping Center	6875 New Hampshire Ave	Takoma Park	MD	USRP I, LLC

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Property	Address	City	State	Project Level Entity

Valley Centre	9616 Reisterstown Road	Owings Mills	MD	Greenspring Associates Limited Partnership

Watkins Park Plaza	50 Watkins Park Drive	Mitchellville	MD	USRP I, LLC

Woodmoor Shopping Center	10141 Colesville Rd	Silver Springs	MD	US Retail Partners Limited Partnership

Colonial Square	1151 Wayzata Blvd	Wayzata	MN	U.S. Retail Partners, LLC

Rockford Road Plaza	4190 Vinewood Lane North	Plymouth	MN	U.S. Retail Partners, LLC

Shoppes of Kildaire	1394 Kildaire Farm Road	Cary	NC	FW NC-Shoppes of Kildaire, LLC

Plaza Square	625 Hamburg Turnpike	Wayne	NJ	USRP I, LLC

Westmont Shopping Center	400 Cuthbert Rd	Westmont	NJ	FW NJ-Westmont Shopping Center, LLC

Greenway Town Center	12220 Southwest Scholls Ferry Rd	Tigard	OR	FW OR-Greenway Town Center, LLC

Allen Street Shopping Center	1401 Allen Street	Allentown	PA	Allenbeth Associates Limited Partnership

City Avenue Shopping Center	7720 City Line Avenue	Philadelphia	PA	City Line Shopping Center Associates

Colonial Sq/PA	928 South George Street	York	PA	USRP I, LLC

Kenhorst Plaza	1895 New Holland Rd	Kenhorst	PA	USRP I, LLC

Mayfair Shopping Center	6499 Sackett Street	Philadelphia	PA	USRP I, LLC

Mercer Square Shopping Center	73 Old Dublin Pike	Doylestown	PA	USRP I, LLC

Newtown Square Shopping Center	3590 West Chester Pike	Newtown Square	PA	USRP I, LLC

Stefko Boulevard Shopping Center	1880 Stefko Blvd	Bethlehem	PA	Allenbeth Associates Limited Partnership

Towamencin Village Square	1758 Allentown Road	Lansdale	PA	USRP Towamencin, LLC

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Property	Address	City	State	Project Level Entity

Warwick Square Shopping Center	2395 York Road	Warwick	PA	USRP I, LLC

First Colony Marketplace	4610 Highway 6 South	Sugar Land	TX	FW TX-First Colony Marketplace, L.P.

Memorial Collection Shopping Center	14610 Memorial Drive	Houston	TX	FW TX-Memorial Collection, L.P.

Weslayan Plaza East & West	5586 Weslayan St	Houston	TX	FW TX-Weslyan Plaza, L.P.

Westheimer Marketplace	12555 Westheimer Rd	Houston	TX	FW TX-Westheimer Marketplace, L.P.

Woodway Collection	1407 South Voss Road	Houston	TX	FW TX-Woodway Collection, L.P.

601 King Street	601 King Street	Alexandria	VA	FW VA-601 King Street, LLC

Ashburn Farm Village Center	43761 Parkhurst Plaza	Ashburn	VA	FW VA-Ashburn Farm Village, LLC

Brafferton	385 Garrisonville Road	Garrisonville	VA	FW VA-Brafferton Shopping Center, LLC

Centre Ridge Marketplace	6335 Multiplex Drive	Centreville	VA	FW VA-Centre Ridge Marketplace, LLC

Festival at Manchester Lakes	7005 Manchester Blvd	Franconia	VA	USRP I, LLC

Fox Mill Shopping Center	2551 John Milton Drive	Reston	VA	FW VA-Fox Mill Shopping Center, LLC

Gayton Crossing	9782 Gayton Road	Richmond	VA	FW VA-Gayton Crossing Shopping Center, LLC

Glen Lea Centre	3808 Mechanicsville Pike	Richmond	VA	USRP I, LLC

Greenbriar Town Center	13043 Lee Jackson Memorial Hwy	Chantilly	VA	USRP I, LLC

Hanover Village Shopping Center	7047 Mechanicsville Turnpike	Mechanicsville	VA	USRP I, LLC

6

Property	Address	City	State	Project Level Entity

Kamp Washington Shopping Center	11054 Lee Highway	Fairfax	VA	USRP I, LLC

Kings Park Shopping Center	8970 Burke Lake Road	Burke	VA	FW VA-Kings Park Shopping Center, LLC

Laburnum Park Shopping Center	4346 South Laburnum Ave	Richmond	VA	USRP I, LLC

Laburnum Square Shopping Center	4816 South Laburnum Ave	Richmond	VA	FW VA-Laburnum Square, LLC

Saratoga Shopping Center	8074 Rolling Road	Springfield	VA	FW VA-Saratoga Shopping Center, LLC

Town Center at Sterling Shopping Center	21800 Town Center Plaza	Sterling	VA	US Retail Partners Limited Partnership

Village Shopping Center	7029 Three Chopt Road	Richmond	VA	FW VA-The Village Shopping Center, LLC

Willston Centre I	6164 Arlington Blvd	Falls Church	VA	US Retail Partners Limited Partnership

Willston Centre II	6118 Arlington Blvd	Falls Church	VA	US Retail Partners Limited Partnership

Aurora Marketplace	23632 Highway 99	Edmonds	WA	FW WA-Aurora Marketplace, LLC

Eastgate Plaza	15100 Southeast 38th Street	Bellevue	WA	FW WA-Eastgate Plaza, LLC

Overlake Fashion Plaza	2150 148th Avenue Northeast	Redmond	WA	FW WA-Overlake Fashion Plaza, LLC

Cudahy Center Shopping Center	5851 South Packard Ave	Cudahy	WI	FW WI-Cudahy Center, LLC

Racine Centre Shopping Center	5201 Washington Ave	Racine	WI	FW WI-Racine Centre, LLC

Whitnall Square Shopping Center	4698 South Whitnall Ave	Milwaukee	WI	FW WI-Whitnall Square, LLC

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